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                                                                    EXHIBIT 10.1

                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT is dated as of March 17, 1999, between Transmedia Network Inc., a Delaware corporation ("Purchaser"), and SignatureCard, Inc., an Indiana corporation ("Seller").

         WHEREAS, Seller operates a membership program, under the Dining a la Card ("DALC") trade name and service mark, offering to members ("Members") cash rebates or mileage credits in selected airline mileage programs on charges at participating restaurants and other establishments ("Merchants") (the "Business"); and

         WHEREAS, Purchaser desires to purchase and Seller desires to sell certain assets of the Business specified herein on the terms and subject to the conditions specified herein.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, on the basis of and in reliance upon the representations and warranties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                          SALE OF ASSETS; CONSIDERATION

         1.1 Sale of Assets. On the terms and subject to the conditions in this Agreement and for the consideration specified herein, at the Closing (as hereinafter defined):

                              (Page 7 of 252 Pages)

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                  (a) Seller shall sell, transfer, convey, assign and deliver to
Purchaser (or its designee), and Purchaser (or its designee) shall purchase, acquire and accept from Seller, free and clear of all mortgages, pledges, assessments, security interests, conditional sale or title retention contracts, leases, liens, adverse claims, Taxes (as hereinafter defined), levies, charges, options, rights of first refusal, transfer restrictions or other encumbrances of any nature, or any contracts, agreements or understandings to grant any of the foregoing (collectively, "Liens"), all of Seller's right, title and interest in, to and under the following assets and rights, in each case to the extent used or held for use in the Business, exclusive of the Excluded Assets (as hereinafter defined):

                            (i) all rights-to-receive and other credits (both
funded and unfunded) consisting of food, beverage, tax and tip credits at all Merchants wherever located, and all agreements, contracts, guarantees, instruments, security agreements and other documents evidencing or securing, and any and all collateral and security interests securing, such rights-to-receive and credits and any and all claims, rights and causes of action related thereto (collectively, the "Rights-to-Receive");

                            (ii) all arrearage sales contracts, rights and
arrangements made in connection with the Business as listed in Schedule 3.1(i)(i) (collectively, the "Arrearage Sale Contracts");

                            (iii) all fictional business names, trade names,
d/b/a names, logos, Internet domain names (www.dalc.com, www.dining-a-la-card.com and www.diningalacard.com), trademarks, service marks (including but not limited to DINING A LA CARD(R)), trade dress and any and all federal, state, local and foreign applications, registrations and renewals therefor, and all the goodwill associated therewith (collectively, "Marks"); all patents (including but not limited to

                              (Page 8 of 252 Pages)

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all continuations, extensions, and reissues), patent applications, and inventions and discoveries that may be patentable (collectively, "Patents"); all copyrights in both published works and unpublished works (including but not limited to the copyright subsisting in any Marketing Materials, Membership Data, and Merchant Data (each, as defined below), and in online works such as Internet web sites, excluding any proprietary software underlying such web sites, and any federal or foreign applications, registrations and renewals therefor (collectively, "Copyrights"); all rights in any and all licensed or proprietary computer software, firmware, middleware, programs, applications, databases, and files (in whatever form or medium), including all material documentation, relating thereto, and all source and object codes relating thereto (collectively, "Computer Software and Files"); all know-how, trade secrets, confidential information, competitively sensitive and proprietary information (including but not limited to pricing information, supplier information, telephone and telefax numbers, and e-mail addresses), technical information, data, process technology, business plans, drawings, and blue prints (collectively, "Trade Secrets"); and the right to sue for past infringement, if any, in connection with any of the foregoing (collectively, the "Intellectual Property");

                            (iv) all agreements and arrangements permitting
Seller's use of the Intellectual Property and Computer Equipment (as hereinafter defined) owned by third parties, or permitting third party use of the Intellectual Property or Computer Equipment owned by Seller, or for the processing, use, licensing, leasing, storage, or retrieval of software, data and information related to the Business (collectively, "Intellectual Property and Computer Agreements");

                            (v) all lists, files, records, information and data
related to Members who were acquired other than pursuant to an Excluded Contract (the "Membership Data") and all rights

                              (Page 9 of 252 Pages)

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to such Members, and all lists, files, records, information and data related to
Merchants (the "Merchant Data") and all rights to such Merchants;

                            (vi) any and all accounting business information,
management information and internal reporting data and related books and records (in whatever form or medium maintained), including but not limited to advertising, marketing and sales programs, business, marketing and strategic plans, research and development reports and records, and advertising copy (including radio and television scripts), creative materials, production agreements, and all other promotional brochures, flyers, inserts and other materials used exclusively in connection with the Business (collectively, the "Marketing Materials");

                            (vii) all computer tapes, discs and other media
which are used to store Intellectual Property, Membership Data, Merchant Data and Marketing Materials (the "Computer Equipment");

                            (viii) all agreements, contracts, guaranties,
instruments and other documents to which Seller is a party that are listed in
Schedule 3.1(i)(ii) (the "Assigned Contracts");

                            (ix) all claims of Seller against third parties
relating to the Assets (as hereinafter defined), whether choate or inchoate, known or unknown, or contingent or non-contingent; and

                            (x) to the extent transferable, any and all Permits
(as hereinafter defined) used exclusively in connection with the Business;

all as the same shall exist on the Closing Date (items (i) through (x) being, collectively, the "Assets").

                             (Page 10 of 252 Pages)

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         1.2 Excluded Assets. Notwithstanding anything in this Agreement to the contrary, all assets, properties and rights of Seller other than those set forth in Section 1.1, including without limitation, the following assets, properties and rights of Seller (the "Excluded Assets"), shall be excluded from and shall not constitute part of the Assets, and Purchaser (and its designee) shall have no rights, title or interest in or duties or obligations of any nature whatsoever with respect thereto by virtue of the consummation of the transactions contemplated by this Agreement:

                            (i) all contracts and other agreements to which
Seller is a party (other than those described in Section 1.1 above), including contracts relating to marketing partner arrangements, that are listed in
Schedule 1.2(i) (the "Excluded Contracts");

                            (ii) all rights of Seller in and to the trademarks,
service marks, and any applications, registrations and renewals therefor, and all the goodwill, associated therewith, licensed by or subject to the Master License Agreement dated as of October 14, 1996 between Seller and CardPlus Japan Co., Ltd., as amended (the "Japanese License Agreement") and which are listed (by country and trademark) on Schedule 1.2(ii) hereto (collectively, the "Excluded Marks");

                            (iii) all rights of Seller in and to (x) the Card
Member System, including all documentation relating thereto and all source and object codes relating thereto and (y) the Japan DALC Interface Software (as defined in the Japan DALC/USA DALC Interface Software Development Agreement between Seller and Card Plus Japan Co., Ltd. dated September 17, 1997) (together, the "Excluded Software");

                            (iv) all rights of Seller in the Internet domain
name "sigg.com" and in and to the Internet website accessed via such domain name, including but not limited to all copyrights in all materials on such site and the software underlying such site, all trademarks, service marks,

                             (Page 11 of 252 Pages)

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trade names and goodwill associated therewith, all proprietary computer software, programs, applications, databases, files (in whatever form or medium) and all proprietary information related thereto, in each case only to the extent that the foregoing is not otherwise required to be listed on Schedule 3.1(j)(i) hereto;

                            (v) all rights of Seller in and to the Japanese
License Agreement and the Original Equityholders Agreement dated as of November 15, 1996 by and among Richard Parkinson, Masaru Morimoto, Hiroshi Sato and Seller, as amended, and all other agreements between Seller and CardPlus Japan Co., Ltd. or related thereto, as set forth in Schedule 1.2(v) hereto;

                            (vi) all lists, files, records, information and data
relating to Members who were acquired pursuant to an Excluded Contract (the "Excluded Membership Data") and all rights to such Members;

                            (vii) all advertising, marketing and sales programs,
advertising copy (including radio and television scripts), creative materials, production agreements, broadcasting rights, broadcasting and advertising time, space, allowances and credits, and other promotional brochures, flyers, inserts and other materials used solely in connection with an Excluded Contract;

                            (viii) all proprietary software underlying the
websites included among the Intellectual Property;

                            (ix) any assets, properties, rights and interests
relating to the Excluded Liabilities (as hereinafter defined); and

                            (x) all rights of Seller under this Agreement and
the documents and instruments delivered to Seller pursuant to this Agreement.

                             (Page 12 of 252 Pages)

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         1.3 Consideration.

         (a) As consideration for the Assets:

                  (i) Purchaser shall deliver to Seller at the Closing:

                            (A) stock certificates evidencing and representing
400,000 shares of Common Stock, par value $.02 per share, of Purchaser (the "Closing Date Shares"), registered in the name of Seller (or its nominee); and

                            (B) options, evidenced by an option agreement
substantially in the form of Exhibit A attached hereto (the "Option"), to purchase an additional 400,000 shares of Common Stock, par value $.02 per share, of Purchaser (the "Option Shares"), having an exercise price and such other terms and conditions as are specified in the Option.

                  (ii) Purchaser shall pay to Seller at the Closing, an amount (the "Estimated Amount") in cash equal to the cash funded by Seller for all Qualified Rights-to-Receive (as hereinafter defined), net of usage and adjustments, as set forth on a schedule thereof to be prepared by Seller and delivered to and approved by Purchaser (which approval shall not be unreasonably withheld or delayed) at least two but not more than five business days prior to Closing, by wire transfer of immediately available funds to an account in Seller's name at such bank or banks in the United States as Seller shall specify in writing to Purchaser at least two business days prior to the Closing Date.

                  (iii) After the total of the amounts Purchaser receives, within two years after the Closing Date, through normal usage or collection efforts of all Rights-to-Receive equals the Closing Amount (as hereinafter defined and as finally determined), Purchaser will pay to Seller in cash the amounts specified in the next sentence. The amounts payable to Seller pursuant to the

                             (Page 13 of 252 Pages)

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preceding sentence shall be one-half of the lesser of (i) Seller's funded cost, net of usage and adjustments, in, and (ii) the amount actually received (net of out-of-pocket collection costs) in respect of, any Rights-to-Receive which Purchaser receives, through normal usage or collection efforts, within two years after the Closing Date (but after the date on which the condition in the first sentence of this paragraph (iii) is satisfied). For the purposes of the preceding sentences, (1) the amounts Purchaser shall be deemed to receive with respect to any Qualified Right-to-Receive shall not exceed the amount Purchaser pays Seller for such Qualified Right-to-Receive pursuant to this Section 1.3; and the amounts Purchaser shall be deemed to receive with respect to any Non-Qualified Right-to-Receive shall not exceed Seller's funded cost therefor;
(2) the amounts payable to Seller shall be reduced by any third party out-of-pocket collection costs Purchaser incurs with respect to the Rights-to-Receive; (3) if the condition stated in the first sentence of this paragraph (iii) is satisfied within two years following the Closing Date, any amounts recovered at any time with respect to any Rights-to-Receive following judgment or settlement of proceedings commenced prior to or within two years of the Closing Date to recover the same shall be deemed to have been recovered within such two-year period; and (4) no Rights-to-Receive originated after the Closing Date (whether by renewal or otherwise) shall be included in any calculation pursuant to this paragraph (iii). Payments that Seller is entitled to receive under this paragraph (iii) shall be made within 45 days following the last day of each calendar quarter after the date on which the condition in the first sentence of this paragraph (iii) is satisfied. It is expressly understood and agreed that Purchaser's payment obligations to Seller under this paragraph
(iii) of Section 1.3(a) may be subordinate and junior in right of payment to the rights of lenders under any financing arrangements into which Purchaser may enter in connection with the transactions contemplated hereby and

                             (Page 14 of 252 Pages)

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Purchaser shall not be obligated to make any such payment to Seller until after such payment may be made under the terms of such financing arrangement.

                  (iv) Effective as of the Closing Date, Purchaser will assume and agree to pay, perform and discharge, as and when due, and indemnify and hold Seller harmless from and against, (x) each obligation of Seller to be performed after the Closing Date with respect to the Assets and the Assigned Contracts and
(y) each other liability of Seller thereunder (including liabilities for any breach of a representation, warranty or covenant, or for any claims for indemnification contained therein) to the extent and only to the extent that such liability is due to the actions of Purchaser (or any of Purchaser's Affiliates, representatives or agents) after the Closing Date (collectively, the "Assumed Liabilities"). Purchaser shall not assume, and shall not be obligated to pay, perform or discharge any liability or obligation of Seller other than the Assumed Liabilities (whether or not related to the Assets or Business) (collectively, the "Excluded Liabilities"), and shall not be obligated for any other claim, loss or liability relating to any act, omission or breach by Seller with respect to the Business, the Assets or the Assigned Contracts, or for any claim, loss or liability related to the Excluded Assets or the Excluded Liabilities, all of which Seller shall remain obligated to pay, perform and discharge and to indemnify and hold Purchaser harmless against.

         (b) "Qualified Rights-to-Receive" means the Rights-to-Receive, exclusive of credit balances, (i) which are included among the Assets and reflected on the unaudited balance sheet of the Business (net of any reserves) prepared by Seller in the ordinary course of business as of the close of the month preceding the Closing Date or are acquired by Seller after the date of such balance sheet in the ordinary course of business; (ii) which constitute food, beverage, tax and tip credits at

                             (Page 15 of 252 Pages)

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Merchants that are currently in business, as to which Seller has not received written notice of, or does not otherwise have actual knowledge of, the commencement of any bankruptcy (whether voluntary or involuntary), reorganization or liquidation proceeding, arrangement with creditors or similar process or as to which Seller is otherwise explicitly informed will not remain in business for at least twelve months following the Closing Date, and (iii) which, based upon average sales at each Merchant during the two months prior to the Closing Date, can be expected to be used in the twelve-month period immediately following the Closing Date; provided, however, that all Rights-to-Receive reasonably funded and purchased by Seller in the ordinary course of business and consistent with past practice within two calendar months prior to the Closing Date involving Merchants that had not previously participated in the Business shall be included in the calculation of Qualified Rights-to-Receive at 100% of the funded cost thereof, net of usage and adjustments, as of the Closing Date. "Non-Qualified Rights-to-Receive" means all Rights-to-Receive that are not Qualified Rights-to-Receive.
                  (c) Post Closing Adjustment. Promptly following the Closing but in no event later than thirty days following the Closing, Purchaser and Seller shall each calculate the actual amount of Qualified Rights-to-Receive, net of usage and adjustments, included among the Assets at the Closing Date and shall deliver to each other a statement (the "Closing Statements") setting forth its calculation of the amount of cash funded by Seller therefor (the "Closing Amount"). The Closing Statements shall be prepared from the books and records maintained by Seller and transferred to Purchaser at the Closing in connection with the Business and shall fairly present the amount of Qualified Rights-to-Receive included among the Assets on a basis consistent with that regularly employed by Seller to value its Rights-to-Receive. In the event that the Closing Amount

                             (Page 16 of 252 Pages)

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set forth on the Closing Statement prepared by one party differs from that set forth on the Closing Statement prepared by the other, the parties shall use their commercially reasonable efforts to agree upon the Closing Amount within ten days following the date on which both parties have received the Closing Statement prepared by each other. Any dispute not resolved within such 10-day period shall be submitted for resolution to a mutually acceptable, independent public accounting firm the expense of whose retention shall be shared equally by Seller and Purchaser, and the decision of such firm shall be final and binding on the parties. In the event that the Estimated Amount exceeds the Closing Amount (as finally determined), Seller shall pay to Purchaser the amount of such overage. In the event that the Closing Amount (as finally determined) exceeds the Estimated Amount, Purchaser shall pay to Seller the amount of such shortfall. Any payments to be made pursuant to this paragraph (c) shall be made three (3) business days following the earlier of the date on which the (x) parties agree on the Closing Amount or (y) the decision of any independent accounting firm is rendered, and shall be made in the same manner as provided in paragraph (a)(ii) above.

         (d) Put Right.

                  (i) Seller shall have the right, upon delivery to Purchaser of notice in accordance with Section 9.7 hereof, to require Purchaser to purchase all or any part of the Closing Date Shares at a purchase price of $8.00 per share which price shall be adjusted equitably in the event of any stock split, combination or the like (the "Put Right"), free and clear of all Liens, proxies, voting restrictions, and other encumbrances, at any time within the period beginning on the date that is six (6) months after the Closing Date and ending on the third (3rd) anniversary of the Closing Date (the "Put Period"); provided that Seller shall have delivered to Purchaser a certificate, signed by its Chief Executive Officer or Chief Financial Officer, stating that, as of the date of

                             (Page 17 of 252 Pages)

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delivery of the Put Notice (as hereinafter defined) and as of the Put Date (as hereinafter defined), no material breach by it exists or will exist (or, with notice, lapse of time or both, would exist) under Section 11.2 of the Services Collaboration Agreement (as hereinafter defined); provided further, that if Seller is unable to deliver such certificate as at the dates set forth above but is able to cure such material breach within the cure period provided in Section
11.2 of the Services Collaboration Agreement, Seller shall be entitled to exercise the Put upon such cure, regardless of whether the Put Period has then tolled.

                  (ii) In order to exercise the Put Right, Seller shall deliver written notice of its exercise thereof to Purchaser on any business day during the Put Period ("Put Notice"). A Put Notice shall be irrevocable and shall specify the number of Closing Date Shares as to which Seller is exercising the Put Right and the date (the "Put Date") for the repurchase of such Closing Date Shares, which shall not be less than twenty (20) nor more than sixty (60) days from the date of delivery of the Put Notice, and the bank account to which the purchase price therefor shall be paid. Seller shall not be entitled to deliver more than three (3) Put Notices to Purchaser.

                  (iii) Each closing of the repurchase of the Closing Date Shares pursuant to this paragraph (d) shall take place on the relevant Put Date at the offices of Purchaser or on such other date or at such other place as the parties may agree. At the closing thereof, Purchaser shall deliver to Seller the purchase price for the Closing Date Shares being repurchased, payable by wire transfer of immediately available funds to the bank account specified in the Put Notice, against delivery by Seller to Purchaser (or its designee) of stock certificates evidencing such Closing Date Shares, duly endorsed for transfer, free and clear of all Liens, proxies, voting restrictions and other

                             (Page 18 of 252 Pages)

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encumbrances and with appropriate stock transfer stamps attached and appropriate stock powers duly endorsed in blank.

                  (e) Allocation of Consideration. The consideration payable by Purchaser to Seller pursuant to this Section 1.3 represents the amount agreed upon by the parties to be the aggregate value of the Assets and shall be allocated among the Assets in accordance with their respective fair market values, which the parties have agreed are as set forth on Schedule 1.3 hereto. Any adjustment to the consideration made pursuant to paragraph (c) of this
Section 1.3 shall be reflected as an adjustment to the amount set forth on
Schedule 1.3 that is allocated to the specific Asset, if any, giving rise to the adjustment, and if any such adjustment does not relate to a specific Asset, such adjustment shall be allocated among the Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder. Purchaser and Seller shall report the purchase and sale of the Asset, including, without limitation, on all tax returns (including, without limitation, Asset Acquisition Statements on IRS Form 8594) prepared and filed by or for any of Purchaser or Seller, in accordance with the allocation made pursuant to this paragraph (e) of Section 1.3 and shall not take a position in any tax proceeding or audit or otherwise that is inconsistent with such allocation.

                                   ARTICLE II
                                     CLOSING
         2.1 Closing.

                  (a) Date and Place. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Morgan, Lewis & Bockius LLP, 5300 South East

                             (Page 19 of 252 Pages)

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Financial Center, 200 S. Biscayne Boulevard, Miami, Florida 33131-2339, or such other location as the parties shall agree, commencing at 10:00 a.m. local time, on the fifth business day following the satisfaction or waiver of the conditions specified in Article V hereof, or at such other time and place as the parties may agree in writing. Subject to Section 6.1(f) hereof if, on the Closing Date, a breach in any representation or warranty hereunder shall exist such that the conditions set forth in Section 5.1(a) or Section 5.2(a) hereof are not satisfied, the Closing shall be adjourned for up to thirty (30) days to allow Purchaser or Seller, as the case may be, to cure such breach or inaccuracy. "Closing Date" means Seller's close of business on the date on which the Closing occurs.

                  (b) Documents to be Delivered by Seller. At the Closing, Seller shall execute and deliver to Purchaser (or its designee):

                            (i) copies of (A) the resolutions of the Boards of
Directors of Seller, Montgomery Ward Enterprises, Inc., a Delaware corporation and the sole shareholder of Seller ("MWE") and Montgomery Ward Holding Corp., a Delaware corporation and the indirect corporate parent of MWE and Seller ("Parent") authorizing and approving this Agreement, the Additional Agreements (as hereinafter defined) and the transactions contemplated hereby and thereby, and (B) the constitutive documents of Seller, MWE and Parent, each as amended and certified by the respective corporate Secretaries or Assistant Secretaries of Seller, MWE and Parent to be true, correct, complete and in full force and effect and unmodified as of the Closing Date;

                            (ii) a duly executed counterpart of the General
Assignment, Assumption and Bill of Sale substantially in the form of Exhibit B hereto (the "Bill of Sale");


                             (Page 20 of 252 Pages)

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                            (iii) copies of all material approvals, consents of
or filings with governmental authorities, and all material consents and approvals of third persons, required to permit the consummation of the transactions contemplated by this Agreement;

                            (iv) a certificate, dated the Closing Date signed by
the Executive Vice President, General Counsel and Secretary of Parent, stating that the Creditors' Committee of Parent has consented to the entering into by Seller of this Agreement and the Additional Agreements and the consummation by Seller of the transactions contemplated hereby and thereby;

                            (v) duly executed instruments of assignment
(including, without limitation, the Trademark Assignment in substantially the form of Exhibit C-1 hereto and the Domain Name Assignment in substantially the form of Exhibit C-2 hereto (together, the "Intellectual Property Assignments") to Purchaser of all of the Intellectual Property, including without limitation, the DINING A LA CARD(R) trademark and tradename;

                            (vi) the certificate required by Section 5.1(f);

                            (vii) evidence of due filing by Parent with the
United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "DOJ") pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the expiration of any waiting period thereunder;

                            (viii) incumbency certificates of the appropriate
officers of Seller, MWE and Parent;

                            (ix) duly executed assignments of the Financing
Statements (as hereinafter defined) and evidence of the due filing of the same;

                             (Page 21 of 252 Pages)

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                            (x) a duly executed counterpart of the Services
Collaboration Agreement, dated as of the Closing Date, by and between Purchaser and Seller in substantially the form of Exhibit D hereto (the "Services Collaboration Agreement");

                            (xi) a duly executed counterpart of the License
Agreement and the Software License Agreement, each dated as of the Closing Date by and between Purchaser and Seller, in substantially the form of Exhibits E-1 and E-2 hereto, respectively (together, the "License Agreements");

                            (xii) a duly executed counterpart of the Transition
Services Agreement, dated as of the Closing Date, by and between Purchaser and Seller, in substantially the form of Exhibit F hereto (the "Transition Services Agreement");

                            (xiii) a counterpart of a Services Agreement, dated
as of the Closing Date, by and between Purchaser and CardPlus Japan Co., Ltd., duly executed by CardPlus Japan Co., Ltd., in form and substance reasonably acceptable to Purchaser, Seller and CardPlus Japan Co., Ltd. (the "Services Agreement"; together with the Bill of Sale, the Services Collaboration Agreement, the Option, the Transition Services Agreement and the License Agreements, the "Additional Agreements"); and

                            (xiv) such other documents or instruments to effect
the transfer of the Assets and the other transactions contemplated hereby, and in such form, as Purchaser reasonably may request.

                  (c) Documents to be Delivered by Purchaser. At the Closing, Purchaser (and its designee, if any) shall execute and deliver to Seller:

                             (Page 22 of 252 Pages)

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                            (i) copies of (A) the resolutions of the Boards of
Directors of Purchaser (and its designee) authorizing and approving this Agreement and all other transactions and agreements contemplated hereby, and (B) the constitutive documents of Purchaser (and its designee), each as amended and certified by the respective corporate Secretary or Assistant Secretary of Purchaser (and its designee) to be true, correct, complete and in full force and effect and unmodified as of the Closing Date;

                            (ii) the certificate required by Section 5.2(f)
hereof;

                            (iii) evidence of payment of the Estimated Amount
determined in accordance with the provisions of Section 1.3 hereof in the manner set forth in such Section;

                            (iv) stock certificates representing the Closing
Date Shares registered in the name of Seller (or its nominee);

                            (v) the Option, duly executed;

                            (vi) a certificate of incumbency of the appropriate
officers of Purchaser (and its designee);

                            (vii) evidence of the due filing by Purchaser with
the FTC and the DOJ pursuant to the HSR Act and the expiration of the waiting period thereunder;

                            (viii) a duly executed counterpart of the Services
Collaboration Agreement;

                            (ix) a duly executed counterpart of the License
Agreements;

                            (x) a duly executed counterpart of the Services
Agreement;

                            (xi) a duly executed counterpart of the Transition
Services Agreement;

                            (xii) an instrument of assumption of the Assumed
Liabilities; and

                             (Page 23 of 252 Pages)

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                            (xiii) such other documents or instruments to effect
the transfer of the Assets and the other transactions contemplated hereby, and in such form, as Seller reasonably may request.

                  (d) Rights of Purchaser. From and after the Closing, Purchaser as successor in interest to Seller but on behalf of and for the benefit of Purchaser, may at its own cost or expense collect, assert or enforce any claim, right or title of any kind in or with respect to any of the Assets (including, without limitation, instituting and prosecuting any proceedings in connection therewith), or defend or compromise any and all claims, actions, suits or proceedings in respect of any of the Assets, and otherwise do all such acts and things in relation to the Assets as it may deem advisable (including, without limitation, asserting any rights under any of the Assets or performing or accepting performance under any agreements included among the Assets), and Purchaser shall retain for its own account any amounts collected pursuant to the foregoing, including any sums payable as interest in respect thereof, subject only to the provisions of Section 1.3(a)(iii) and Section 4.17 hereof.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         3.1 Seller's Representations and Warranties. Seller represents, warrants and covenants to Purchaser that, except as disclosed in the disclosure schedules to this Agreement (the "Disclosure Schedules"), which Disclosure Schedules specifically reference the particular Sections hereof to which they relate:

                  (a) Organization and Qualification. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Indiana, has all requisite

                             (Page 24 of 252 Pages)
corporate power and authority to own, lease and operate the Assets as they are now being owned, leased and operated and to carry on the Business as it is now being conducted and is duly qualified, registered or licensed and in good standing to do business in each jurisdiction in which the nature of the Business or the ownership of the Assets makes such qualification necessary, except such jurisdictions, if any, where the failure to be so qualified would not have a Material Adverse Effect. The jurisdictions in which Seller is qualified to conduct business are set forth on Schedule 3.1(a). "Material Adverse Effect" means any event, change, changes, effect or effects that individually or in the aggregate are materially adverse to (x) the ownership, use, operation or value of the Assets or (y) the condition (financial or other) or results of operations of, or prospects for, the Business.

                  (b) Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Additional Agreements to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or stockholder action, and no other corporate proceedings on the part of Seller or any Affiliate of Seller are necessary to authorize this Agreement or the Additional Agreements to which Seller is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and at the Closing the Additional Agreements to which Seller is a party will be, duly executed and delivered by Seller and constitute or will constitute, as applicable, legal, valid and binding obligations of Seller enforceable against it in accordance with their respective terms.


                             (Page 25 of 252 Pages)

                  (c) No Conflict; Required Filings and Consents.

                            (i) The execution, delivery and performance by
Seller of this Agreement and the Additional Agreements to which it is a party do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or violate the Articles of Incorporation or By-Laws of Seller; (ii) conflict with or violate any federal, state, local or foreign laws, rules, ordinances, regulations, licenses, judgments, orders or decrees (collectively "Laws") applicable to Seller, the Business or the Assets or by which Seller, the Business or the Assets are bound or affected; or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to any other person any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, mortgage, license, permit, franchise or other instrument or obligation to which Seller is a party or by which Seller, the Business or the Assets are bound or affected.

                            (ii) The execution, delivery and performance by
Seller of this Agreement and the Additional Agreements to which it is a party and the consummation by it of the transactions contemplated hereby and thereby do not require Seller or any of its Affiliates (including Parent) to receive any consent, approval, authorization or permit from, or make any filing with or notification to, any governmental agency, authority or court or any other person, body or committees (including, without limitation, any consent, approval, authorization, permit, filing or notification in connection with or relating to the bankruptcy proceedings of Parent) other than pursuant to the HSR Act and those which will have been obtained or made prior to the Closing Date.

                             (Page 26 of 252 Pages)

                  (d) Permits; Compliance with the Law. Seller is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary for it to own and use the Assets as presently owned and used and to carry on the Business as it is now being conducted (the "Permits"), except for those Permits the failure of which to obtain or maintain would not result in a Material Adverse Effect, and no suspension, revocation, cancellation or refusal to review any of the Permits has occurred, or to the knowledge of Seller, is threatened or anticipated. Each of the Permits is listed on Schedule 3.1(d). Seller has conducted and is conducting the Business, and has owned, used and operated and is owning, using and operating the Assets in compliance with, and not in violation in any material respect of, (i) any Law applicable to it or by which it, the Business or the Assets is bound or affected or (ii) any of the Permits (except in either case for any such violations as, singly or in the aggregate, would not have a Material Adverse Effect), and neither Seller nor any Affiliate of Seller has received any written notice to any such effect.

                  (e) Financial Statements. Each of the Financial Statements (as hereinafter defined), including all related schedules, delivered or to be delivered by Seller to Purchaser, relating to Seller have been, or upon delivery will be, prepared in accordance with generally accepted accounting principles consistently followed throughout the periods involved and followed in the preparation of the consolidated financial statements of Signature/Financial Marketing, Inc., a Delaware corporation and the sole stockholder of MWE ("SFM"), and its subsidiaries as at December 31, 1997 and 1996, and for the two fiscal years in the period ended December 31, 1997, except for (i) the absence of footnotes, and (ii) with respect to financial statements for interim periods, year-end adjustments, none of which are expected to have a Material Adverse Effect. The

                             (Page 27 of 252 Pages)
balance sheets included among the Financial Statements fairly present, in all material respects, the condition of Seller as at the dates thereof, and the statements of income included among the Financial Statements do, or will upon delivery, fairly present, in all material respects, the results of the operations of Seller for the periods indicated. Since December 31, 1997, there has been no material change in accounting policies or practices of Seller. "Financial Statements" means the unaudited balance sheets of Seller as of December 31, 1996 and 1997 and November 30, 1998 and the related statements of income for the periods then ended. For purposes of this paragraph (e), "material" and "Material Adverse Effect" shall have the meaning given to such terms as applied to Parent.

                  (f) Absence of Certain Changes. Since December 31, 1997, Seller has operated the Business in the ordinary course, diligently and in good faith, consistent with past practices and there has not been (i) any material adverse change in the business, financial or other condition, assets, results of operations or prospects of Seller relating to the Business; (ii) any damage, destruction or loss, whether covered by insurance or not, which has had a Material Adverse Effect; (iii) any entry into any material commitment or transaction relating to the Business other than in the ordinary course of business; or (iv) any sale or other disposition by Seller of any assets or properties relating to the Business other than in the ordinary course of business.

                  (g) Title to Assets. Seller owns, or will own on the Closing Date, free and clear of any Liens, and has or will have on the Closing Date, full right to sell, assign and convey, all of the Assets, and at the Closing will convey the Assets to Purchaser (or its designee), free and clear of any Liens.

                             (Page 28 of 252 Pages)

                  (h) Absence of Litigation. There is no pending or threatened in writing, nor has there been at any time during the twelve months preceding the date hereof, any, claim, complaint, action, suit, litigation, proceeding or arbitration or, to Seller's knowledge, any inquiry or investigation of any kind by any state attorney general, consumer protection agency or other governmental or self-regulatory agency seeking to enforce consumer protection laws or any other persons (i) which involves the Business or any of the Assets, or (ii) which seeks to enjoin, delay or restrict any of the transactions contemplated by this Agreement or the Additional Agreements. Neither Seller nor any of its Affiliates is subject to any judgment, order, writ, injunction, decree or award which relates to any of the Assets or to the Business.

                  (i)      Merchant Data; Contracts; No Default; Etc.

                            (i) (A) Seller has delivered to Purchaser a computer
disc containing a complete and accurate list of all Merchants and all Merchant Data available as of January 5, 1999, including, in particular, with respect to each Merchant, the Merchant's name, address, phone and fax number, bank account number, bank name, address, phone and fax number and ABA transit number, the funded and unfunded Rights-to-Receive, and other credit balances, Arrearage Sale Contracts, and each financing statement or other similar filing made by or on behalf of Seller to perfect any Liens securing any Rights-to-Receive, Arrearage Sale Contracts, credits, loans or advances or any of the other receivables included among the Assets (the "Financing Statements"). Correct and complete copies of all written agreements, Financing Statements, and other documents evidencing or securing the Rights-to-Receive and Arrearage Sale Contracts, together with all related amendments, supplements and other instruments (including side letters) effecting a modification or waiver of the

                             (Page 29 of 252 Pages)
terms thereof, have been made available to Purchaser and the material terms of any oral agreements and related Rights-to-Receive, if any, have been disclosed to Purchaser.

                            (B) Each Right-to-Receive and any Liens securing the
same, and each Arrearage Sale Contract is valid, subsisting and, to Seller's knowledge, enforceable, save only that such enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity (whether considered in a proceeding at law or in equity), and any such liens or security interests have been, and remain, to Seller's knowledge, duly perfected under all applicable Laws, to the extent such liens can be perfected by the filing of a UCC Financing Statement filed at the office of the Secretary of State in the state which the Merchant to which such financing statement relates is located. There is no material default (or any event known to Seller which, with the giving of notice or lapse of time or both, would constitute a material default) by Seller or, to the knowledge of Seller, any other party, in the due and timely payment or performance of any obligation relating to any Right-to-Receive or Arrearage Sale Contract. Seller has not received any written notice of a filing or proposed filing under any bankruptcy, insolvency or other law for the relief of debtors by any Merchant whose Rights-to-Receive or Arrearage Sale Contract are included among the Assets. Seller has not agreed to amend, reduce, compromise or cancel any Right-to-Receive or Arrearage Sale Contract, included among the Assets.

                            (C) No Merchant from which Seller has acquired any
Rights-to-Receive or Arrearage Sale Contract, has notified Seller in writing that it has canceled, not renewed or otherwise terminated, or intends to cancel, not renew or otherwise terminate, its relationship with Seller or its agreement to participate in the Business.

                             (Page 30 of 252 Pages)

                            (ii) Schedule 3.1(i)(ii) of the Disclosure Schedule
lists each Assigned Contract. Correct and complete copies of each Assigned Contract, together with all amendments, supplements and other instruments (including side letters) thereto effecting a modification or waiver of the terms thereof, have been delivered to Purchaser. Each Assigned Contract is valid, subsisting and, to Seller's knowledge, enforceable in accordance with its terms, save only that such enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, moratorium and similar laws affecting the rights of creditors generally and by general principles of equity (whether considered in a proceeding at law or in equity). Each such Assigned Contract is in full force and effect, no written notice of termination or non-renewal of any Assigned Contract has been given to Seller or, to the knowledge of Seller, is anticipated, and there is no material default (or any event known to Seller which, with the giving of notice or lapse of time or both, would constitute a material default) by Seller or, to the knowledge of Seller, by any other party to any such Assigned Contract, in the due timely payment or performance of any obligation to be performed or paid under any Assigned Contract.

                  (j) Intellectual Property and Computer Assets.

                            (i) Seller owns all right, title and interest in, or
has valid and subsisting license rights sufficient to use and to continue to use all Intellectual Property used in the conduct of the Business as currently conducted by Seller, all items of which Intellectual Property (other than the intellectual property included in the Excluded Assets), are disclosed in
Schedule 3.1(j)(i). All Intellectual Property used in the conduct of the Business (other than the intellectual property included in the Excluded Assets), is being transferred to Purchaser hereunder. Except as set forth in Schedule 3.1(j)(ii), all Intellectual Property disclosed in Schedule 3.1(j)(i) is free and clear of any

                             (Page 31 of 252 Pages)
and all Liens. All Intellectual Property and Computer Agreements, true and correct copies of which have been provided to Purchaser, are identified in
Schedule 3.1(j)(i). The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of any of the Intellectual Property and Computer Agreements. Seller is in compliance with, and has not breached any material terms of, the Intellectual Property and Computer Agreements, and to Seller's knowledge, all of the other parties to such Intellectual Property and Computer Agreements are in compliance with, and have not breached, any of the material terms thereof (such material terms including, without limitation, all representations and warranties). To Seller's knowledge, there is no dispute between Seller and any licensor or licensee regarding the scope of the license or performance under any Intellectual Property and Computer Agreement, including with respect to any payments to be made by Seller thereunder.

                            (ii) Schedule 3.1(j)(i) also lists all of Seller's
United States and foreign registrations and applications issued by, filed with or recorded by any governmental regulatory authority with respect to the Intellectual Property listed in Schedule 3.1(j)(i). Except as listed in Schedule 3.1(j)(ii), all of such registrations and applications are valid and in full force and effect and all necessary actions to maintain the registrations or applications for registration of such Intellectual Property have been taken or instructions have been given that such actions be taken, and such actions will be taken as of the Effective Date of this Agreement. Except as described in
Schedule 3.1(j)(ii), there are no restrictions on the direct or indirect transfer of any Intellectual Property. Seller has made available to Purchaser prior to the execution of this Agreement all material documentation in Seller's possession with respect to any invention, process, design, computer software and program or other know-how or trade secret or proprietary information included in any Intellectual Property.


                             (Page 32 of 252 Pages)

Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets and proprietary information relating to the Business. Seller has not granted any license, agreement or other permission to use such Intellectual Property except pursuant to the Intellectual Property and Computer Agreements, each of which is listed in Schedule 3.1(j)(i). To Seller's knowledge, none of the Intellectual Property listed in Schedule 3.1(j)(i) is being infringed by any other Person. To Seller's knowledge, none of the Intellectual Property listed in Schedule 3.1(j)(i) infringes any intellectual property right of any other Person, and no claim is pending or has been threatened to such effect or with respect to the ownership, validity, license or use of, or any infringement resulting from, the sale of any products or services by Seller in connection with the Business or from the Intellectual Property.

                            (iii) Except as set forth on Schedule 3.1(j)(iii),
all Computer Software and Files and Computer Equipment, to Seller's knowledge, are "Year 2000 Compliant." For purposes of this Agreement, "Year 2000 Compliant" means that the Computer Software and Files and Computer Equipment will (A) consistently and accurately process date and time information and data with values before, during and after January 1, 2000, including but not limited to, accepting date input, providing date output, and performing calculations on dates; and (B) function accurately and in accordance with its specifications without an adverse change in performance resulting from processing time data with values before, during and after January 1, 2000.

                  (k) Membership. Seller has delivered to Purchaser a computer disc containing a complete and accurate list of all active Members of the Business who were acquired other than pursuant to an Excluded Contract and all available Membership Data as of February 26, 1999, including, in particular, all data regarding card usage by such Members since the inception of the

                             (Page 33 of 252 Pages)
operations of the Business. For purposes of this Section 3.1(k), every Member shall be deemed an "active" Member unless he or she (i) has not paid a fee for membership in the DALC program during the 12-month period preceding the date hereof and (ii) has not used the DALC program at least once during the 12-month period preceding the date hereof. Seller has, during the two-year period preceding the date hereof, not sold, rented or granted to any person other than its Affiliates any rights to any Member or to use the Membership Data and, to Seller's knowledge, no person other than Seller and its Affiliates has access thereto. To Seller's knowledge, the Membership Data has been compiled and maintained in compliance with all applicable Laws.

                  (l) Taxes. Seller represents and warrants as follows, limited however to matters that (i) include, relate to or otherwise affect the Business or the Assets, (ii) could result in the imposition of a Lien on, or the assertion of a claim against, the Purchaser, the Business or the Assets or (iii) could affect the tax position of Purchaser with respect to the Business or the Assets after the Closing Date: Seller has duly and timely filed all returns, reports or statements (including information statements) ("Tax Returns") required to have been filed with respect to all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, transfer, value added, franchise, bank shares, withholding, payroll, employment, disability, excise, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto ("Taxes"); each such Tax Return correctly and completely reflects the income, franchise or other Tax liability and all other information required to be reported thereon; and all Taxes due and payable by Seller, whether or not shown on any Tax Return, have been paid.

                             (Page 34 of 252 Pages)

                  (m) Investment Representation. Seller represents, warrants and agrees that it is acquiring the Shares and the Option, and will acquire the Option Shares upon exercise of the Option, for its own account and not with a view to the resale or distribution thereof or any interest therein, except in compliance with the registration requirements of applicable securities laws or pursuant to an exemption therefrom. Any certificates evidencing the Shares or the Option Shares and the Option may contain a legend, in customary form, to such effect.

                  (n) Brokers. No broker, finder or other person is entitled to any fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Affiliates, other than Lazard Freres & Co. LLC and Furman Selz LLC whose fees, if any, are payable solely by Seller.

                  (o) Benefit Plans. Each Benefit Plan which is intended to be qualified under Section 401(a) of the Code has either received a determination letter from the Internal Revenue Service to the effect that such Plan is so qualified or is a standardized prototype plan which relies on an opinion letter issued to the sponsor of such prototype. No Benefit Plan (i) is a "defined benefit plan" within the meaning of Section 414(j) of the Code, (ii) is a multiemployer plan within the meaning of Section 3(37) of ERISA, or (iii) provided health benefit or life insurance coverage beyond the termination of an employee's employment, except as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code. For purposes hereof: "Benefit Plan" means each Plan pursuant to which Seller maintains, contributes to, or has any liability in respect of current or former employees, agents, directors, or independent contractors or any beneficiaries or dependents of any such current or former employees agents, directors, or independent contractors; "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and

                             (Page 35 of 252 Pages)
regulations promulgated thereunder; and "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

         3.2 Purchaser's Representations and Warranties. Purchaser represents and warrants to Seller that, except as disclosed in the Disclosure Schedules, which Disclosure Schedules specifically reference the particular Sections hereof to which they relate:

                  (a) Organization and Qualification. Purchaser is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to own, lease and operate its properties and assets as they are now owned, leased and operated and to carry on its business as now conducted and presently proposed to be conducted.

                  (b) Authority. Purchaser has all the requisite corporate power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (including, without limitation, to issue the Closing Date Shares and the Option and to fulfill its obligations under the Put Right). The execution and delivery by Purchaser of this Agreement and the Additional Agreements to which it is a party, and the consummation by

                             (Page 36 of 252 Pages)

Purchaser of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Closing Date Shares, the Option and the Option Shares (upon exercise of the Option in accordance with the terms thereof) and the grant and performance of the Put Right in accordance with the terms hereof) have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Purchaser or its stockholders are necessary to authorize this Agreement and the Additional Agreements to which it is a party or to consummate the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Closing Date Shares, the Option and the Option Shares (upon the exercise of the Option in accordance with the terms thereof) and the grant and performance of the Put Right in accordance with the terms hereof). This Agreement has been, and at the Closing the Additional Agreements to which Purchaser is a party will be, duly executed and delivered by Purchaser and constitute or will constitute, as applicable, the legal, valid and binding obligations of Purchaser enforceable against it in accordance with their respective terms.

                  (c)      No Conflict; Required Filings and Consents.

                            (i) The execution, delivery and performance by
Purchaser of this Agreement and the Additional Agreements to which it is a party do not, and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Closing Date Shares, the Option and the Option Shares (upon exercise of the Option in accordance with the terms thereof) and the grant and performance of the Put Right in accordance with the terms hereof) will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of Purchaser, (ii) conflict with or violate any Laws applicable to Purchaser or by which it or any of its properties are bound or affected, or (iii) result in any material breach of or constitute a material default (or an

                             (Page 37 of 252 Pages)
event that with notice or lapse of time or both would become a material default) under, or give to any other persons any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any properties or assets of Purchaser pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its properties is bound or affected.

                            (ii) The execution, delivery and performance by
Purchaser of this Agreement and the Additional Agreements to which it is a party and the consummation by it of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Closing Date Shares, the Option and the Option Shares (upon exercise of the Option in accordance with its terms) and the grant and performance of the Put Right in accordance with its terms) do not require Purchaser or any of its Affiliates to receive any consent, approval, authorization or permit from, or make filing with or notification to, any governmental authority or court, or any other person, body or committee, other than those required pursuant to the HSR Act and those which will have been obtained or made prior to the Closing Date.

                  (d) Absence of Litigation. There is no claim, action, suit, litigation, proceeding, arbitration or investigation of any kind pending or threatened in writing which seeks to enjoin, delay or restrict any of the transactions contemplated by this Agreement or the Additional Agreements (including, without limitation, the issuance of the Closing Date Shares, the Option and the Option Shares (upon exercise of the Option in accordance with its terms) and the grant and performance of the Put Right in accordance with its terms). Purchaser is not subject to any continuing order of, consent decree, settlement agreement or other similar written agreement or, to the knowledge of Purchaser, continuing investigation by, any governmental authority, or any judgment, order, writ,

                             (Page 38 of 252 Pages)
injunction, decree or award of any governmental authority, or any arbitrator, including, without limitation, cease-and-desist or other orders, which relates to the acquisition of the Assets by Purchaser.

                  (e) Financial Statements. The audited financial statements filed by Purchaser in its Annual Report on Form 10-K for the fiscal year ended September 30, 1998 were prepared in accordance with GAAP consistently applied and fairly present in all material respects the financial condition of Purchaser as at September 30, 1998 and the results of operations and cash flows for the three-year period then ended.

                  (f) No Material Adverse Change. Since September 30, 1998, there has been no material adverse change in the business, financial or other condition, results of operations or prospects of Purchaser, except as reflected in its Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission since that date.

                  (g) Capitalization. The authorized capital stock of Purchaser consists of 20,000,000 shares of common stock, par value $.02 per share, of which 12,952,709 shares were issued and outstanding as of March 16, 1999, and 1,000,000 shares of preferred stock, par value $.10 per share, none of which were outstanding as of such date. All of the outstanding shares of capital stock of Purchaser have been duly authorized and validly issued and are fully paid and nonassessable. No stockholder of Purchaser has any preemptive right or Right of First Offer by reason of the issuance of the Closing Date Shares or the Option. The Closing Date Shares, when issued in accordance with Section 1.3(a) hereof, will be validly issued, fully paid and nonassessable, and will be free of any Liens other than restrictions under applicable securities laws. The Option Shares have been duly and validly reserved for issuance and are not, and will not be, subject to any

                             (Page 39 of 252 Pages)
preemptive rights or rights of first refusal and, when issued and paid for in compliance with the provisions of the Option, will be validly issued, fully paid and nonassessable and will be free of any Liens, other than restrictions under applicable securities laws. Subject to the truth and accuracy of Seller's representation set forth in Section 3.1(m), the offer, sale and issuance of the Closing Date Shares and the Option pursuant to this Agreement constitute transactions exempt from the registration requirements of the Securities Act of 1933, as amended and any applicable state securities laws.

                  (h) Brokers. No broker, finder or other person is entitled to any fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any of its Affiliates, other than Equity Group Investments, Inc. whose fee is payable solely by Purchaser.

                                   ARTICLE IV

                              ADDITIONAL COVENANTS

         4.1      Ordinary Course of Business.

                  (a) Conduct of the Business Pending the Closing. From the date hereof through the Closing Date, and except as otherwise consented to or approved by Purchaser in writing, Seller covenants and agrees that:

                            (i) Seller will conduct the Business in the ordinary
course, diligently and in good faith, consistent with past practices during the year preceding the date hereof;

                            (ii) Seller will use commercially reasonable efforts
to maintain and to keep available for the benefit of Purchaser its business relationships with Members, Merchants, airlines

                             (Page 40 of 252 Pages)
consultants, customers, sponsors, suppliers and others having business relationships with Seller relating to the Business;

                            (iii) Seller will provide complete and accurate
copies by means of electronic transmission of all periodic reports prepared by management in operating the Business including, without limitation, any and all
(A) monthly financial forecast packages, (B) monthly money at risk reports, (C) return on cash investment reports, and (D) market performance reports, in each case only to the extent that it relates to Seller's operation of the Business and in the same format as previously provided to Purchaser;

                            (iv) Seller will not enter into any material
transactions or make any material commitment relating to the Business or the Assets;

                            (v) Except as provided herein, Seller will not
amend, modify, impair, reduce, compromise, cancel, mortgage, pledge, encumber or dispose of any of the Assets, the Assigned Contracts or the Excluded Contracts other than in the ordinary course of business; provided, however, that Seller shall prior to Closing terminate each of the contracts between Seller and the independent contractors listed on Schedule 1.2(i), including, without limitation, the independent sales contracts between Seller and each of: (i) Riverside Marketing, (ii) Universal Biotics Corp., (iii) Card Service International, Inc. and (iv) Bancard Systems, Inc.; and

                            (vi) Seller will not take, or agree to commit to
take, or permit any of its Affiliates to take, any action that would make any representation or warranty of Seller contained herein inaccurate (as to any representation or warranty qualified as to materiality) or inaccurate in any material respect (as to any representation or warranty not so qualified).

                             (Page 41 of 252 Pages)

         Subject to clause (v) above, nothing in this Section 4.1 or elsewhere in this Agreement shall be construed as limiting Seller's ability, and Seller shall be permitted at any time, to sell, convey or otherwise dispose of any of the Excluded Assets.

         4.2 Access to Information.

                            (i) From and after the date of this Agreement, to
and including the Closing Date, Seller (A) shall provide to the officers, employees, attorneys, accountants, and other authorized representatives of Purchaser (the "Representatives") reasonable access, during normal business hours and upon reasonable notice, to the offices, facilities, properties, books and records (including, without limitation, accounting, auditing and tax work papers) of Seller relating to the Business and the Assets, to the employees, consultants, customers, suppliers and (with the Seller's participation) marketing partners of Seller involved with the Business, to the Members (other than those whose membership was acquired pursuant to an Excluded Contract) and Merchants, and (with the Seller's participation) the independent public accountants of Seller in order that Purchaser may have a full opportunity to make such legal, financial, accounting, tax and other reviews or investigations of the Business and the Assets as it reasonably shall desire to make, (B) shall furnish, and cause the officers and employees of Seller to furnish, to Purchaser and its Representatives such additional financial, tax and operating data and other information as to the Assets and the Business as Purchaser shall from time to time reasonably request, and (C) shall otherwise reasonably cooperate in permitting Purchaser to investigate the business, properties and financial condition of Seller relating to the Business and the Assets.

                            (ii) From and after the Closing Date each party
shall afford to the other, its counsel, its accountants and its authorized representatives, during normal business hours upon

                             (Page 42 of 252 Pages)
reasonable notice, reasonable access to the books, records and other data of Seller (including those conveyed to Purchaser hereunder and all accounting, auditing and tax work papers) relating to the Business, the Assets, the Assumed Liabilities and the Excluded Liabilities and the right to make copies and extracts therefrom, to the extent that such access is required by the requesting party (x) to facilitate the investigation, litigation and final disposition of any claims which may have been made against any party or its Affiliates or (y) for any other legitimate business purpose. Each party may take such action as it deems reasonably appropriate to separate or redact information unrelated to the Business from documents and other materials requested and made available pursuant to this Section 4.2(ii) and to condition access to materials that it deems confidential to the execution and delivery of an agreement by the other party not to disclose or misuse such information. Each party shall, upon the written request and at the requesting party's expense, make personnel available to assist in locating and obtaining any books and records to the extent that they relate to the condition or operation of the Business prior to the Closing and make personnel available whose assistance, participation or testimony is reasonably required in anticipation of, preparation for or the prosecution or defense of any investigation and final disposition of any claims, actions or proceeds of a governmental authority.

                            (iii) From and after the date of this Agreement to
and including the Closing Date, Seller will keep Purchaser informed of all material developments concerning the Excluded Contracts, the operation of the Business, the condition of the Assets and the financial results of the Business.

                            (iv) From and after the date of the Agreement to and
including the Closing Date, Seller shall promptly disclose to Purchaser in writing any information set forth in the

                             (Page 43 of 252 Pages)

Disclosure Schedules which no longer is accurate and any information which would have been required to be included in the Disclosure Schedules if such information had been known on the date of this Agreement, including, without limitation, any event or condition that would cause any of the representations and warranties to be inaccurate as if such representation or warranty were made on or as of the date of such event or condition.

         4.3 Confidentiality and Return of Documents.

                            (i) From the date of this Agreement and for all
periods thereafter, Seller agrees to treat as confidential all records and information previously treated as confidential by Seller relating to the Business and the Assets (other than records and information included in the Excluded Assets and the Excluded Liabilities) and shall refrain from disclosing the same except with the written consent of Purchaser; provided, however, that the foregoing restriction shall not apply to any such information (x) which is or becomes in the public domain by publication or otherwise, (y) the disclosure of which is required by Law, or (z) which is rightfully obtained from a third party without restriction.

                            (ii) Purchaser agrees to abide by the terms of the
Confidentiality Agreement, dated January 27, 1998, between Purchaser and Seller through the Closing Date or, if this Agreement is terminated in accordance with
Article VI hereof, through the termination date stipulated in the Confidentiality Agreement; provided, however, that with respect to information furnished to Purchaser that relates to the Excluded Assets and the Excluded Liabilities, Purchaser agrees to abide by the terms of such Confidentiality Agreement for so long as the Services Collaboration Agreement remains in full force and effect; provided, further, that notwithstanding the foregoing, Purchaser agrees thereafter to continue to treat such information as confidential to the

                             (Page 44 of 252 Pages)
extent such information is required to be treated as such by Seller pursuant to the terms of any Excluded Contracts in full force and effect on the Closing Date; provided, however, that the foregoing restriction shall not apply to any such information (x) which is or becomes in the public domain by publication or otherwise, (y) the disclosure of which is required by Law, or (z) which is rightfully obtained from a third party without restriction.

                            (iii) In the event that the Closing of the
transactions contemplated hereby shall not take place hereunder, Seller and Purchaser shall promptly return all records and information, each to the other, received in connection with the transactions contemplated hereby without retaining any copies or summaries thereof, and shall continue to treat as confidential all such records and information which were previously treated as confidential by the other party and shall refrain from disclosing the same to others or utilizing it in their respective businesses except with the written permission of the other party; provided, however, that the foregoing restrictions shall not apply to any such information (A) which is or becomes in the public domain by publication or otherwise; (B) which relates to Seller and was known to Purchaser, or which relates to Purchaser and was known to Seller, at the time of disclosure thereof; (C) which is rightfully obtained from a third party without restriction; or (D) the disclosure of which is required by Law or the requirements of the New York Stock Exchange, Inc.

         4.4 Non-Solicitation. During the period from the date of this Agreement to and including the second anniversary of (x) the Closing Date or (y) the effective date of any termination hereunder for any reason, neither party shall, without the prior written consent of the other party, solicit or endeavor to entice away from the other party any person who at the date of this Agreement is an employee of the other party or any Affiliate thereof.

                             (Page 45 of 252 Pages)

         4.5      Further Assurances.

                            (i) Seller agrees that after the Closing, upon
Purchaser's request, it shall from time to time execute and deliver to Purchaser (or its designee) all such instruments and documents or further assurances as shall be necessary to vest in Purchaser (or its designee) title to and possession of the Assets and shall provide or otherwise make available to Purchaser all such documents, instruments, agreements and other information as shall be necessary to enable Purchaser to carry out its obligations with respect to the Assigned Contracts and the Rights-to-Receive or as otherwise required to carry out the obligations of Purchaser hereunder and fully to consummate the transactions contemplated hereby.

                            (ii) To the extent that the full benefit of any
existing claims, contracts, licenses, permits, leases, commitments, or Rights-to-Receive cannot be obtained for Purchaser without the consent of a third party or without giving rise to an event of default or a right of cancellation in favor of such third party (the "Non-Assignable Items"), Seller and Purchaser agree to use their commercially reasonable efforts to obtain such consent of the other party or parties to any such Non-Assignable Item on or before the Closing Date; provided, however, that Seller shall have no obligation to amend, change, or cause to be amended or changed, any Non-Assignable Item and Seller shall not be obligated to pay any consideration therefor to the party from whom such consent is requested nor shall Seller be obligated to incur any obligation as a secondary obligor or surety with respect to any Non-Assignable
Item in order to obtain any consent (unless Purchaser provides Seller with an indemnity for such obligation in each case reasonably satisfactory to Seller). If such consent is not obtained by the Closing Date, Seller agrees to cooperate with Purchaser (or its designee) and Purchaser (or its designee) agrees to cooperate with Seller in any reasonable

                             (Page 46 of 252 Pages)
arrangement designed to obtain such consent and to provide for Purchaser (or its designee) the benefits under, and to allow Purchaser to assume the liabilities under, any such Non-Assignable Item, including enforcement for the account and at the expense of Purchaser (or its designee) after the Closing Date of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise; it being expressly understood and agreed, however, that no Right-to-Receive or Assigned Contract as to which such consent has not been obtained on or before the Closing Date shall be included among the Rights-to-Receive or Assigned Contracts to be conveyed as part of the Assets hereunder unless and until Purchaser receives the benefits therefrom and assumes the liabilities thereunder, and the consideration set forth in Section 1.3(a) hereof shall be reduced to the extent that such Rights-to-Receive or Assigned Contracts (if identified on Schedule 5.1(b)) have not been conveyed.

         4.6 Books and Records. Unless otherwise consented to in writing by Purchaser or Seller, as the case may be, neither party shall, for a period of seven (7) years following the date hereof, destroy, alter or otherwise dispose of any of the books and records relating to the Business and the Assets without first offering to surrender to the other party such books and records or any portion thereof which such party may intend to destroy, alter or dispose of. Each party shall allow the other party's representatives, attorneys and accountants access to such books and records upon reasonable request and during normal business hours for the purpose of examining and copying the same in connection with any matter whether or not relating to or arising out of this Agreement or the transactions contemplated hereby (including, without limitation, to permit Seller to examine Purchaser's books and records relating to Rights-to-Receive collected during the two years following the Closing).

                             (Page 47 of 252 Pages)

         4.7 Tax Cooperation. After the Closing, Seller and Purchaser shall each, and shall cause their respective subsidiaries and Affiliates to, provide the other party with such cooperation and assistance as any of them may reasonably request of one another in respect of Taxes imposed on or in respect of the Business or the Assets; the preparation of any Tax Return, amended Tax Return or claim for refund in respect of the Business or the Assets; or the participation in or conduct of any audit or other examination by any Taxing authority or judicial or administrative proceeding relating to the liability for Taxes of the Business and the Assets and each will retain and provide the other with any records or information that reasonably may be relevant to such audit or examination, proceeding or determination. Such cooperation and information shall include making appropriate employees available on a mutually convenient basis to provide explanations of any documents or information provided. The party requesting assistance shall reimburse the other party for reasonable out-of-pocket expenses (other than salaries or wages of any employees of the parties) incurred in providing such assistance. Except as may be required in connection with an audit or examination proceeding or determination relating to Taxes, any information obtained pursuant to this Section 4.7 shall be kept confidential by the parties hereto.

         4.8 Regulatory and Other Permits. Purchaser and Seller will use their commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of, and effect all necessary registrations and filings with, any federal, state, local and foreign governmental or regulatory bodies or officials that may be or become necessary for the performance of their respective obligations under this Agreement and the Additional Agreements and the consummation of the transactions contemplated hereby and thereby and will cooperate reasonably with each other in promptly seeking to obtain such authorizations, consents, orders and approvals and to effect such

                             (Page 48 of 252 Pages)
registrations and filings as may be necessary for the performance of their respective obligations under this Agreement and the Additional Agreements. Purchaser and Seller shall file or cause to be filed promptly with the FTC and the DOJ all requisite notification and report forms and documentary materials which comply with the provisions of the HSR Act and the rules thereunder, and will cooperate and coordinate with each other to file promptly any additional information requested as soon as practicable after receipt of a request from the FTC or the DOJ. Purchaser and Seller shall use their respective commercially reasonable efforts to obtain early termination of the applicable waiting period under the HSR Act and to overcome any objection made by either the FTC or the DOJ in connection therewith. The fees and costs of filing any such notification and report forms and related materials (other than the expenses of legal, financial or other professionals engaged to provide services in respect of such filing, which expenses shall be borne solely by the party engaging such professionals) shall be borne by Purchaser.

         4.9 Taxes and Fees. All transfer, documentary, sales, use, registration and other Taxes and fees (and any penalties and interest relating to such Taxes and fees) which become payable in connection with the transactions contemplated by this Agreement, and all fees and expenses incident to the filing or recording of assignments of the Financing Statements, shall be borne by Seller.

         4.10 Processing. Seller shall diligently and in good faith endeavor to complete, to the reasonable satisfaction of Purchaser, all testing, certification and conversion of all presenter networks and communication to all protocols necessary for the migration of all Paymentech processing in connection with the Business to OrderTrust LLC in accordance with the Schedule established by the Conversion Plan Seller has previously provided to Purchaser. On or prior to the Closing, Seller shall have entered into a binding agreement with Paymentech, requiring Paymentech to continue

                             (Page 49 of 252 Pages)
processing files for the benefit of Seller until such conversion is complete. Seller agrees to timely pay all presenter fees owing to Paymentech through April 30, 1999, with such fees thereafter payable 50% by Seller and 50% by Purchaser.

         4.11 Financial Statements. On or prior to April 15, 1999, Seller shall furnish to Purchaser copies of the (a) audited balance sheets of Seller relating to the Assets and the Business as at December 31, 1996 and 1997, and related audited statements of income and retained earnings and source and application of funds for the two fiscal years ended December 31, 1997, together with the notes thereto and the report thereon of Arthur Andersen LLP, independent public accountants and (b) audited balance sheets of Seller relating to the Assets and the Business as at December 31, 1998, and related audited statements of income and retained earnings and source and application of funds for the year then ended, together with the notes thereto and the report thereon of Arthur Andersen LLP, independent public accountants.

         4.12 Covenant Not to Compete. For two (2) years following the Closing Date, Seller shall not, nor shall it permit any of its Affiliates, directly or indirectly, anywhere in the world other than Japan, Hong Kong (including Hong Kong Island, Kowloon and the New Territories), Macau, Australia, Singapore, South Korea, Taiwan, Malaysia, Phillippines, New Zealand, Thailand, Vietnam, Indonesia, Guam, Saipan and The People's Republic of China, to (i) engage in or invest in the Business in direct or indirect competition with Purchaser and its Affiliates, or (ii) offer, market or promote any program or other arrangement which directly competes with the DALC registered card program or any other substantially similar dining program marketed or promoted by Purchaser and its Affiliates during such two-year period; it being understood that nothing herein shall limit any dining transaction or dining program membership fees being charged to any credit card program

                             (Page 50 of 252 Pages)
maintained or serviced by General Electric Corporation and its affiliates; provided, however, that nothing contained herein shall prohibit Seller from performing its obligations under the Services Collaboration Agreement or the License Agreements, owning the Closing Date Shares, the Option and, upon exercise thereof, the Option Shares, owning securities in CardPlus Japan Co., Ltd., or owning, solely as an investment, securities of any person which are traded on any national securities exchange, the Nasdaq National Market or the Nasdaq Stock Market, Inc., if Seller does not, directly or indirectly, own more than 20% of any class of securities of such person; and provided, further, that Seller shall not be bound by this Section 4.12 from and after the date, if ever, on which a petition against Purchaser is filed under Chapter VII of United States Bankruptcy Code (whether such filing is voluntary or involuntary) and such petition is not dismissed or stayed within 60 days or Purchaser materially ceases to engage in the Business, causing the Services Collaboration Agreement to terminate.

         4.13 Commercially Reasonable Efforts. Seller and Purchaser agree to use their respective commercially reasonable efforts to facilitate the consummation of the transactions contemplated by this Agreement so as to permit the closing of such transaction to take place as promptly as practicable.

         4.14 Reservation of Shares. Purchaser shall at all times following the Closing reserve for issuance the number of shares of its Common Stock, issuable upon exercise of the Option.

         4.15 No Impairment. Purchaser will not, without the prior written consent of Seller, take any action or enter into any agreement, instrument or understanding that would restrict or preclude Purchaser from fulfilling its obligations under the Option or the Put Right.

                             (Page 51 of 252 Pages)

         4.16 Bulk Transfer Laws. Purchaser hereby waives compliance by Seller with the laws of any jurisdiction relating to bulk transfers which may be applicable in connection with the transfer of the Assets to Purchaser; provided, however, that Seller shall indemnify, defend and hold Purchaser and its Affiliates and representatives harmless from and against any and all Damages (as defined in Section 7.2 hereof) directly or indirectly arising out of, resulting from or relating to any failure to comply with such laws.

         4.17 Collection of Rights-to-Receive. During the two year period following the Closing Date, Purchaser agrees to use commercially reasonable efforts to recover amounts owed to it under the Rights-to-Receive.

         4.18 Financing. Purchaser shall use commercially reasonable efforts to obtain financing necessary to enable it to satisfy its obligations hereunder, including payment of the cash consideration set forth herein.

         4.19 Listing of Shares. Purchaser shall use its commercially reasonable efforts to cause the Closing Date Shares and, upon exercise of the Option, the Option Shares, to be listed on the New York Stock Exchange.

                                    ARTICLE V

                              CONDITIONS TO CLOSING

         5.1 Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated hereby is subject to the fulfillment at or prior to the Closing of the following conditions, any or all of which may be waived in whole or in part by Purchaser to the extent permitted by applicable law:

                             (Page 52 of 252 Pages)

                  (a) Representations and Warranties; Covenants. The representations and warranties of Seller set forth in this Agreement or in any certificate or document delivered pursuant to Article II hereof shall be true and correct in all respects (as to those representations qualified by materiality) and in all material respects (as to those representations not so qualified) when made and shall be so true and correct on and as of the Closing Date, as if made on such date, except for representations and warranties made as of a specified date, which shall be true and correct as of the specified date only. Seller shall have duly performed, complied with and fulfilled in all material respects each of its agreements, covenants, conditions and obligations contained in this Agreement. It is expressly understood and agreed that the disclosure by Seller to Purchaser of any information pursuant to Section 4.2(iv) hereof shall in no way affect the satisfaction of, or any failure to satisfy, the conditions set forth in this Section 5.1(a) and Purchaser shall not be bound to accept any information so provided in waiver of its rights under this Article V.

                  (b) Other Consents and Filings. All material approvals and consents of or filings with governmental or regulatory authorities, and all material approvals and consents of any other persons (including, without limitation, all third party consents under each of the Assigned Contracts), required to permit the consummation of all of the transactions contemplated hereby shall have been obtained or made, as the case may be, to the reasonable satisfaction of Purchaser; provided, however, that it shall not be a condition to Purchaser's obligation to close the transactions contemplated hereby if the failure to obtain any such approvals, consents or filings would not be material to the Business or the Assets. For purposes of this paragraph (b), it is understood and agreed that the failure to obtain any of the approvals, consents and filings listed on Schedule 5.1(b) shall be deemed to be material to the Business or the Assets.

                             (Page 53 of 252 Pages)

                  (c) HSR Act. All filings with the FTC and the DOJ required for the consummation of the transactions contemplated hereby pursuant to the HSR Act shall have been made and the waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Assets shall have expired or been terminated.

                  (d) Absence of Litigation. No proceeding, action, suit, investigation, litigation or claim challenging the legality of, or seeking to restrain, prohibit or modify the transactions contemplated by this Agreement or the Additional Agreements shall have been instituted and not settled or otherwise terminated.

                  (e) Closing Deliveries. Seller shall have duly executed and delivered to Purchaser all bills of sale, instruments of transfer and assignment and other statements, instruments, and documents (including, without limitation, the Additional Agreements) and shall have furnished Purchaser with copies of such items, opinions and certificates as set forth in Section 2.1(b) hereof, and Seller shall have furnished Purchaser with such other certificates and documents as Purchaser and its counsel reasonably may request pursuant to Section 2.1(b)(xiv), in each case in sufficient time prior to the Closing Date to permit review and evaluation thereof.

                  (f) Closing Certificate. Purchaser shall have received a certificate dated the Closing Date signed by the Chief Executive Officer or the Chief Financial Officer of Seller to the effect that the conditions set forth in paragraphs (a) and (b) of this Section 5.1 have been satisfied.

         5.2 Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby are subject to the fulfillment at or prior to the Closing of the following conditions, any or all of which may be waived in whole or in part by Seller to the extent permitted by applicable Law:

                             (Page 54 of 252 Pages)

                  (a) Representations and Warranties; Covenants. The representations and warranties of Purchaser set forth in this Agreement or in any certificate or document delivered pursuant to Article II hereof shall be true and correct in all respects (as to those representations not so qualified) and in all material respects (as to those representations qualified by materiality) when made and shall be so true and correct on and as of the Closing Date, as if made on such date, except for representations and warranties made as of a specified date, which shall be true and correct as of the specified date only. Purchaser shall have duly performed, complied and fulfilled in all material respects with each of its agreements, covenants, conditions and obligations contained in this Agreement.

                  (b) Other Consents and Filings. All material approvals and consents of or filings with governmental or regulatory authorities and all material approvals and consents of any other persons, required to permit the consummation of all of the transactions contemplated hereby shall have been obtained or made, as the case may be, to the reasonable satisfaction of Seller; provided, however, that it shall not be a condition to Seller's obligation to close the transactions contemplated hereby if the failure to obtain any such approvals, consents or filings would not be material to the Business or the Assets.
                  (c) HSR Act. All filings with the FTC and the DOJ required for the consummation of the transactions contemplated hereby pursuant to the HSR Act shall have been made and the waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Assets hereby shall have expired or been terminated.

                  (d) Absence of Litigation. No proceeding, action, suit, investigation, litigation or claim challenging the legality of, or seeking to restrain, prohibit or modify the transactions

                             (Page 55 of 252 Pages)
contemplated by this Agreement or the Additional Agreements shall have been instituted and not settled or otherwise terminated.

                  (e) Closing Deliveries. Seller shall have received from Purchaser duly executed copies of each of the certificates, opinions, instruments of assumption and other documents (including, without limitation, the Additional Agreements) required pursuant to the provisions of Section 2.1(c) hereof and Purchaser shall have furnished Seller with copies of all such other certificates and documents as Seller and its counsel reasonably may request pursuant to Section 2.1(c)(xiii), in each case in sufficient time prior to the Closing Date to permit review and evaluation thereof.

                  (f) Closing Certificate. Seller shall have received a certificate dated the Closing Date signed by the Chief Executive Officer or the Chief Financial Officer of Purchaser to the effect that the conditions set forth in paragraphs (a) and (b) of this Section 5.2 have been satisfied.

                                   ARTICLE VI

                                   TERMINATION

         6.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

                  (a) by the mutual written consent of Seller and Purchaser;

                  (b) by Purchaser, if there has been a material breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement which breach has not been cured within 30 days following written notice to Seller of such breach;

                  (c) by Purchaser, if it is unable to obtain financing, on terms (acceptable to it) to enable it to pay the consideration set forth herein, provided that Purchaser has used reasonable

                             (Page 56 of 252 Pages)
commercial efforts to obtain the same, and provided further, that Purchaser shall remain obligated to render payment in accordance with Section 6.2(b);

                  (d) by Seller, if there has been a material breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement which breach has not been cured within 30 days following notice of such breach;

                  (e) by Seller or Purchaser, if any injunction or other order of a court or other competent authority preventing the consummation of the transactions contemplated hereby shall have become final and non-appealable; or

                 (f) by either Purchaser or Seller, if the transactions contemplated hereby shall not have been consummated before May 31, 1999, provided that the party seeking to terminate this Agreement is not otherwise in breach in any material respect of any of its obligations hereunder.

         6.2 Fees and Expenses.

                  (a) Except as expressly provided herein, each party hereto shall bear the legal, accounting and other costs and expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement and the Additional Agreements and the transactions contemplated hereby and thereby.

                  (b) Purchaser agrees that if it shall terminate this Agreement pursuant to Section 6.1(c), then Purchaser shall reimburse Seller for legal, accounting and other costs and expenses reasonably incurred by it in connection with the negotiation, preparation and execution of this Agreement and the Additional Agreements and the transactions contemplated hereby and thereby; provided, however, that Purchaser shall not be obligated to reimburse Seller for expenses in excess of $250,000 in the aggregate.

                             (Page 57 of 252 Pages)

         6.3 Effect of Termination. In the event of termination of this Agreement by either Purchaser or Seller as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser or Seller, or their respective officers, directors or Affiliates except (x) with respect to Section 4.3, 4.4, 4.9 and
Section 6.2 and (y) Article VII, to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                                   ARTICLE VII

                     SURVIVAL OF REPRESENTATIONS, WARRANTIES
                         AND COVENANTS; INDEMNIFICATION

         7.1 Survival of Representations, Warranties and Covenants. All representations and warranties contained in this Agreement, any Schedule hereto and any certificate, written statement, or other document (other than the Additional Agreements) delivered at the Closing pursuant to this Agreement by or on behalf of Seller shall survive for a period of 18 months after the Closing Date, except for all such representations and warranties relating to Taxes which shall survive until the 60th day following the expiration of the relevant statute of limitations (or any extension or waiver thereof). All covenants contained in this Agreement shall survive for an indefinite period after the Closing Date. Notwithstanding the foregoing, any representation or warranty that would otherwise terminate in accordance with the first sentence of this Section
7.1 (x) shall continue to survive if the party making such representation or warranty knowingly engages in fraud with respect thereto until 18 months from the discovery thereof by the party in whose favor such representation or warranty is made and (y) shall continue to survive if a notice shall have been given under this Article VII on

                             (Page 58 of 252 Pages)
or prior to such termination date until the related claim for indemnification has been satisfied or otherwise resolved as hereinafter provided in this Article VII.

         7.2 Seller's Indemnification Obligations. Subject to the terms and conditions of this Article VII, Seller agrees to defend, indemnify and hold Purchaser, its Affiliates and their respective officers, directors, agents, attorneys, employees and representatives harmless from and against any and all liabilities, losses, costs, damages, expenses, penalties, fines and Taxes including, without limitation, reasonable legal and other expenses (collectively, "Damages") directly or indirectly arising out of, resulting from or relating to:

                  (a) any misrepresentation or breach of any warranty of Seller contained in this Agreement or in any Schedule or any certificate, written statement or other document delivered by or on behalf of Seller pursuant to this Agreement, except for such misrepresentations or breaches expressly waived by Purchaser in writing on or prior to the Closing Date;

                  (b) any breach of any covenant, agreement or obligation of Seller contained in this Agreement;

                  (c) any Excluded Liability;

                  (d) the conduct of the Business, and the ownership, use and operation of the Assets, on or prior to the Closing Date;

                  (e) the use, operation or ownership of the Excluded Assets prior to or after the Closing; and

                  (f) any claim by any employee of Seller not hired by Purchaser with respect to his or her employment by Seller before or after the Closing, including any group insurance claims, workers' compensation claims or liabilities arising out of any accident, illness or other event

                             (Page 59 of 252 Pages)
occurring before or after the Closing and other claims with respect to pension, retirement and/or welfare benefits as they relate to such employee's services for Seller.

                  (g) any claim or liability retained by Seller pursuant to the provisions of Section 8.3 hereof.

         7.3 Purchaser's Indemnification Obligations. Subject to the terms and conditions of this Article VII, Purchaser agrees to defend, indemnify and hold Seller, its Affiliates and their respective officers, directors, agents, attorneys, employees and representatives harmless from and against any and all Damages directly or indirectly arising out of, resulting from or relating to:

                  (a) any misrepresentation or breach of any warranty of Purchaser contained in this Agreement or any certificate, written statement or other document delivered by or on behalf of Purchaser pursuant to this Agreement, except for such misrepresentations or breaches expressly waived by Seller in writing on or prior to the Closing Date;

                  (b) any breach of any covenant, agreement or obligation of Purchaser contained in this Agreement;

                  (c) any Assumed Liability (including, without limitation, any failure by Purchaser to perform pursuant hereto the obligations to be performed by it after the Closing under the Assigned Contracts) or the use, operation or ownership of the Assets or operation of the Business after the Closing;

                  (d) any claim by any employee of Seller hired by Purchaser with respect to his or her employment by Purchaser or termination of such employment after the Closing (other than as set forth in Article VIII hereof), including any group insurance claims, workers' compensation claims or liabilities arising out of any accident, illness or other event occurring after the Closing and

                             (Page 60 of 252 Pages)
other claims with respect to pension, retirement and/or welfare benefits as they relate to such employee's services for Purchaser after the Closing; and

                  (e) any requirement by Purchaser to perform under any novation agreement executed by Seller and Purchaser in connection with the transactions contemplated by this Agreement.

                  7.4 Claims for Indemnification; Defense of Indemnified Claims; Limitations on Indemnification.

                  (a) For purposes of this Section, the party entitled to indemnification shall be known as the Indemnified Party and the party required to indemnify shall be known as the Indemnifying Party. In the event that the Indemnifying Party shall be obligated to the Indemnified Party pursuant to this
Article VII or in the event that a suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Indemnifying Party may become obligated to the Indemnified Party hereunder, the Indemnified Party shall give prompt written notice to the Indemnifying Party of the occurrence of such event, specifying the basis for such claim or demand, and the amount or estimated amount thereof to the extent then determinable (which estimate shall not be conclusive of the final amount of such claim or demand); provided, however, that the failure to give such notice shall not constitute a waiver of the right to indemnification hereunder unless the Indemnifying Party is actually prejudiced in a material respect thereby. The Indemnifying Party agrees to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding at the Indemnifying Party's own cost and expense with counsel of its own choice, who shall be, however, reasonably acceptable to the Indemnified Party. The Indemnifying Party may not make any compromise or settlement without the prior written consent of the Indemnified Party

                             (Page 61 of 252 Pages)

(which will not be unreasonably withheld or delayed) and the Indemnified Party shall receive a full and unconditional release reasonably satisfactory to it pursuant to such compromise or settlement. The Indemnified Party shall have the right but not the obligation to participate at its own expense in the defense thereof by counsel of its own choice. If requested by the Indemnifying Party, the Indemnified Party shall (at the Indemnifying Party's expense) (i) cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party defends, (ii) provide the Indemnifying Party with reasonable access during normal business hours to its books and records to the extent they relate to the condition or operation of the Business and are requested by the Indemnifying Party to perform its indemnification obligations hereunder, and to make copies of such books and records, and (iii) make personnel available to assist in locating any books and records relating to the Business or whose assistance, participation or testimony is reasonably required in anticipation of, preparation for or the prosecution and defense of, any claim subject to this Article VII. In the event that the Indemnifying Party fails timely to defend, contest or otherwise protect the Indemnified Party against any such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right to defend, contest or otherwise protect the Indemnified Party against the same and may make any compromise or settlement thereof and recover the entire cost thereof from the Indemnifying Party including without limitation, reasonable attorneys' fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or compromise or settlement thereof.

                  (b) Notwithstanding anything to the contrary contained in this Agreement, the Indemnifying Party shall not be required to make any payment pursuant to this Article VII for breaches of representation or warranty unless and until the aggregate amount of Damages for all

                             (Page 62 of 252 Pages)
claims for breaches of representation or warranty for which an Indemnified Party asserts a right to indemnification hereunder shall total $75,000, after which the Indemnifying Party shall be responsible only for Damages in excess of such amount. The maximum aggregate amount which shall be recoverable by an Indemnified Party for breaches of representation or warranty under this Article VII shall be limited to $40 million; provided, however, that such limitation shall not apply in the event that the Indemnifying Party engages in fraud.

         7.5 Payments; Non-Exclusivity. Any amounts due an Indemnified Party under this Article VII shall be due and payable by the Indemnifying Party within fifteen (15) business days after (x) in the case of a claim which does not involve any third party, receipt of written demand therefor and (y) in the case of a claim which involves a third party, the final disposition of such claim or demand, provided legal and other out-of-pocket costs and expenses are reimbursed currently within 15 business days after demand therefor. The remedies conferred in this Article VII are intended to be without prejudice to any other rights or remedies available at law or equity to the Indemnified Parties, now or hereafter.

         7.6 Set Off. If from time to time and at any time Purchaser shall be entitled to be paid any amount under the provisions of this Agreement (including this Article VII) or under the Services Collaboration Agreement, Purchaser shall be entitled, if it so elects, to set off such amount against any other amounts due to Seller from Purchaser or any of its Affiliates hereunder, under the Services Collaboration Agreement or otherwise; provided that Purchaser shall have a good faith basis for the claim of the right of set off; and provided, further, that in the event Seller shall dispute Purchaser's right to set off any amounts under this Section 7.6, Purchaser shall place such disputed amounts in an escrow account pending resolution between the parties or a final,

                             (Page 63 of 252 Pages)
nonappealable judgment of an arbitration panel or court. All amounts held in the escrow account shall be invested in (x) direct obligations of the government of the United States of America, or any agency thereof, or obligations unconditionally guaranteed by the United States of America having a maturity of not more than one year, (y) certificates of deposit of any bank organized or licensed to conduct banking business under the laws of the United States or any State thereof having capital and surplus of at least $100 million, which certificates have a maturity of not more than one year or (z) commercial paper which, at the time of acquisition by Purchaser, is accorded the highest rating by Standard & Poor's Corporation, Moody's Investors Service, Inc. or any other nationally recognized credit rating agency. All such amounts, together with accrued interest thereon, shall be distributed in accordance with the agreement of the parties or, if applicable, any such judgment; provided, however, that in the event that judgment is rendered in favor of Seller, Purchaser shall be obligated to pay Seller interest on the escrowed amounts, in excess of that actually earned, at the rate of 8% per annum. In no event shall escrowed funds be commingled with any other funds of Purchaser. The right of set off provided in this Section shall be in addition to and not in substitution of any other rights Purchaser shall be entitled to under the provisions of this Article VII, under the Services Collaboration Agreement or otherwise.

         7.7 Subrogation. To the extent that a claim for indemnification is discharged hereunder, any rights against third parties the Indemnifying Party may have with respect to the subject matter of such claim shall be subrogated to those of the Indemnified Party.

         7.8 Mitigation. An Indemnified Party shall take all reasonable steps to mitigate all indemnifiable Damages upon and after becoming aware of any event which is reasonably likely to give rise to such Damages.

                             (Page 64 of 252 Pages)

         7.9 Consequential Damages. An Indemnifying Party shall have no obligation to indemnify an Indemnified Party for any Damages arising out of any interruption of business, loss of profits, loss of use of facilities, loss of customers, loss of goodwill or other indirect or consequential damages (a) to the extent, if any, such Damages are caused or contributed to by the actions of the Indemnified Party or (b) are recoverable (and actually recovered) by the Indemnified Party from any third party (including insurers). If the amount of any Damages at any time subsequent to payment thereof by the Indemnifying Party to the Indemnified Party pursuant to this Article VII is reduced by any recovery, settlement or otherwise or under or pursuant to any insurance coverage or pursuant to any claim, recovery settlement against or with any third party (including any insurer), the amount of such reduction (net of out-of-pocket expenses incurred in obtaining such reduction) shall promptly be repaid by the Indemnified Party to the Indemnifying Party. To the extent that an Indemnifying Party discharges any claim for indemnification hereunder, the Indemnified Party shall promptly notify the Indemnifying Party of any and all claims the Indemnified Party has against third parties (including insurers) and the Indemnifying Party shall be subrogated (and the Indemnified Party shall take all reasonable steps to effect such subrogation) to all related rights of the Indemnified Party against third parties (including any insurers).

                                  ARTICLE VIII

                         EMPLOYMENT AND BENEFITS MATTERS

         8.1 Hiring of Employees. Effective as of the Closing Date, Purchaser shall offer employment to those employees of Seller engaged in the conduct of the Business who are set forth on Section 8.1 of the Disclosure Schedules (the "Employees") on such terms and conditions as

                             (Page 65 of 252 Pages)
determined by Purchaser, subject to the remaining provisions of this Article
VIII. All Employees who are offered and accept such employment with Purchaser are hereinafter referred to as the "Transferred Employees." It is the intention of the Purchaser to employ the Transferred Employees from the Closing Date until at least the termination or expiration of the Transition Services Agreement (such period, the "Transition Period") (other than in the case of the termination of any such Transferred Employee for cause, as reasonably determined by the Purchaser in good faith, in which case any such employee may be terminated on an earlier date). Seller shall use its commercially reasonable efforts to provide Purchaser with access to Employees for the purpose of hiring such Employees, and shall not (a) actively dissuade Employees from accepting employment with Purchaser or (b) offer employment (or arrange to have another person or firm offer employment) to any Employees listed on Schedule 8.1 of the Disclosure Schedules unless such employee has declined an offer of employment with Purchaser.

         8.2 Terms of Employment. During the Transition Period, Transferred Employees who are employed by Purchaser shall be paid a base salary or wage no less than that in effect immediately prior to the Closing Date, and, subject to applicable waiting periods, shall be eligible for 401(k) plan participation, health plan coverage and vacation and sick leave benefits provided by Purchaser on the same basis as similarly situated employees of Purchaser. The Transferred Employees shall be credited with prior service with Seller for the purpose of participation and vesting under such 401(k) and health plans and, to the extent relevant, for purposes of vacation accrual and sick leave under any policy that may be established by Purchaser. With respect to such health plan coverage, Purchaser shall not impose any pre-existing condition limitation, and shall credit each Transferred Employee for out-of-pocket expenses incurred during the year in which the Closing Date occurs

                             (Page 66 of 252 Pages)
under Seller's group health plan. For purposes of this Section 8.2 only, each of Scott Brennan, Mark Knoeppel and Carol Voellinger shall be deemed to be Transferred Employees.

         8.3 Seller's Retention of Liability. Purchaser shall not assume any liabilities which have arisen or may arise in connection with any Benefit Plan or liabilities which have arisen or may arise in any way from the employment, compensation or benefits of any employee or former employee of Seller or any Affiliate, including but not limited to the Transferred Employees, attributable to the period prior to the Closing, or the termination of such employment. Without limiting the scope of the foregoing, Seller shall be responsible for (i) all medical claims incurred by the Transferred Employees on or prior to the Closing under Seller's group health plan, (ii) claims relating to COBRA coverage attributable to "qualifying events" occurring on or prior to the Closing Date with respect to any Transferred Employee, (iii) claims relating to the provision of health or COBRA benefits to or on behalf of any Employee or former Employee who is not a Transferred Employee, regardless of when incurred, and (iv) all accrued and unused vacation and sick leave for all Transferred Employees as of the Closing, payment for which shall be made by Seller if required under Seller's policies. Purchaser shall be responsible for all medical claims incurred by the Transferred Employees after the Closing Date under Purchaser's group health plan. For purposes of the foregoing, a medical claim shall be considered incurred when the services or supplies for a given condition are provided, and not when the condition arose; provided that claims relating to hospital confinements that commence on or prior to the Closing Date but continue thereafter shall be treated as incurred on or prior to the Closing Date.

         8.4 Severance Benefits During Transition Period. In the event that any Transferred Employee is terminated by Purchaser upon or prior to the expiration of the Transition Period (other

                             (Page 67 of 252 Pages)
than for cause, as reasonably determined by Purchaser in good faith), Seller agrees to provide such terminated Transferred Employee with the severance benefits in such amounts as calculated pursuant to Schedule 8.4 of the Disclosure Schedule (such policy, the "Severance Policy"). In the event that any Transferred Employee is retained by Purchaser after the expiration of the Transition Period, Seller shall have no liability for severance.

         8.5 Severance Payments. Purchaser shall not incur any liability for any severance payments or benefits under Seller's severance policies or plans in the event that Scott Brennan, Mark Knoeppel and Carol Voellinger are terminated by the transaction contemplated by this Agreement. In the event that such individuals are hired by Purchaser, Purchaser's sole obligation for severance payments or benefits with respect thereto shall be limited to, if any, Purchaser's severance policies or plans and, notwithstanding Section 8.4, Seller shall have no further liability for severance benefits in respect of such individuals in the event that their employment is terminated by Purchaser.

         8.6 No Third-Party Rights. Nothing in this Article VIII express or implied shall confer upon any Transferred Employee or other person or legal representative thereof any rights or remedies, including any right to employment or compensation or benefits of any nature or kind whatsoever.

         8.7 Right to Terminate or Modify Plans. Other than as specifically set forth herein, nothing in this Article VIII shall be construed to prevent Purchaser from terminating or modifying to any extent or in any respect any employee benefit plan, program or arrangement that Purchaser may contribute to, maintain, or establish for the benefit of Transferred Employees or such other employees, directors, consultants, contractors, or otherwise, at any time for any reason.


                             (Page 68 of 252 Pages)

                                   ARTICLE IX

                             MISCELLANEOUS; GENERAL

         9.1 Modification or Amendment. No modification, amendment or waiver of any provision of this Agreement will be effective against Purchaser or Seller, unless such modification, amendment or waiver is approved in writing and signed by Purchaser and Seller or, in the case of a waiver, the party waiving compliance. The failure of either party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

         9.2 Waiver of Conditions. The conditions to each party's obligations to consummate the transactions contemplated hereby are for the sole benefit of such party and may be waived by such party (in the manner provided for herein) in whole or in part to the extent permitted by applicable law.

         9.3 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the one and the same instrument.

         9.4 Governing Law. This Agreement shall be governed by the substantive law of the State of New York, without regard to the conflicts of laws principles thereof.

         9.5 Dispute Resolution (Arbitration). It is agreed that any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration administered by the American Arbitration Association in Chicago, Illinois under its Commercial Arbitration Rules, before a panel of three (3) arbitrators, one of whom shall be selected by Purchaser, one of

                             (Page 69 of 252 Pages)
whom shall be selected by Seller, and one of whom shall be selected jointly by Seller and Purchaser (or, in the event that Purchaser and Seller cannot agree, by the first two arbitrators). Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction over the parties. The costs of such arbitration, including without limitation reasonable attorneys' fees, shall be borne by the non-prevailing party.

         9.6 Consent to Jurisdiction. The parties to this Agreement hereby irrevocably consent to the non-exclusive jurisdiction of any court of civil jurisdiction sitting in Chicago, Illinois, for purposes of enforcing an arbitral award or for any other purpose relating to or arising out of this Agreement.

         9.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and shall be deemed to have been duly given when received, if delivered personally or sent by telecopy or overnight delivery (and confirmed in writing within three business days thereafter), or five calendar days after the same is sent, if sent by registered or certified mail, return receipt requested, postage prepaid, as set forth below, or to such other persons or addresses as may be designated in writing in accordance with the terms hereof by the party to receive such notice.

         If to Seller:

                  SignatureCard, Inc.
                  200 North Martingale Road
                  Schaumburg, Illinois 60173-2096
                  Facsimile No.: (847) 605-3044
                  Attn.: General Counsel


                             (Page 70 of 252 Pages)

         With a copy to:

                  Montgomery Ward & Co., Incorporated
                  535 West Chicago Avenue, Suite 26-S
                  Chicago, Illinois 60671
                  Facsimile No.: (312) 467-3064
                  Attn.: Spencer Heine, Esq.

                  and to:

                  Jones, Day, Reavis & Pogue
                  77 West Wacker Drive
                  Chicago, Illinois 60601-1692
                  Facsimile No.: (312)782-8585
                  Attn.:  Robert Dean Avery, Esq.

         If to Purchaser:

                  Transmedia Network Inc.
                  11900 Biscayne Boulevard
                  North Miami, Florida  33181
                  Facsimile No.:  (305) 892-3342
                  Attn.:  Chief Executive Officer

         With a copy to:

                  Morgan, Lewis & Bockius LLP
                  101 Park Avenue
                  New York, New York  10178
                  Facsimile No.:  (212) 309-6273
                  Attn.:  Stephen P. Farrell, Esq.

         9.8 Disclosure Schedules and Exhibits; Entire Agreement. The Disclosure Schedules and all exhibits and attachments to the Disclosure Schedules or exhibits, or documents expressly incorporated into this Agreement, and any other attachments to this Agreement are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. This Agreement (and the agreements, certificates and other documents delivered hereunder), unless otherwise provided herein, supersedes all other prior agreements and

                             (Page 71 of 252 Pages)
understandings, both written and oral, among the parties with respect to the subject matter hereof and constitutes the entire agreement among the parties hereto with respect to the subject matter hereof.

         9.9 Assignment; Delegation. Except as provided in the following sentence, this Agreement and the rights and obligations of the parties hereto shall not be assignable, by operation of law or otherwise, or delegable. Purchaser may assign any or all of its rights and interests and delegate any or all of its obligations under this Agreement to any one or more wholly-owned subsidiaries of Purchaser or any wholly-owned subsidiaries of such subsidiaries which executes a counterpart to this Agreement and agrees to be bound as Purchaser by the terms hereof, in which event the relevant rights and obligations of Purchaser (including, without limitation, delivery of the documents required under Section 2.1(c) hereof) and remedies available to it hereunder shall extend to and be enforceable by such subsidiary, but Purchaser shall remain, and the assignee or delegee shall be, fully liable for the performance of all such obligations in the manner prescribed in this Agreement. In the event of any such assignment and delegation the terms "Purchaser" and "party" as used in this Agreement shall be deemed to refer to such assignee or delegee where reference is made to actions to be taken with respect to the acquisition of the Assets by such assignee or delegee, and shall be deemed to include both Purchaser and such assignee or delegee where appropriate. Any purported assignment in violation of this Section 9.9 shall be void. Subject to the four preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

         9.10 Definition of "Affiliate". When a reference is made in this Agreement to an affiliate of a party, the word "affiliate"means, with respect to a specified corporation or other organization,

                             (Page 72 of 252 Pages)
a corporation or organization that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the corporation or organization specified. For purposes of this definition, the term "control" means (a) the power, direct or indirect, to vote more than 50% of the securities having ordinary voting power for the election of directors (or others performing similar functions) of such corporation or organization or (b) being a general partner of such organization. Notwithstanding the foregoing, for purposes of Section 4.12 hereof, no corporation or other organization (including, without limitation, General Electric Capital Corporation) that would be deemed an Affiliate of Seller solely by virtue of its control of Parent or any material stockholder of Parent shall be deemed an Affiliate of Seller unless and until it purchases substantially all of the assets or the stock of SFM, and thereafter the term "affiliate" shall include General Electric Capital Services, Inc. and its subsidiaries but shall not include the General Electric Company and its other subsidiaries.

         9.11 Titles and Captions. The titles, captions and table of contents contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way affect, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

         9.12 Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which may render any provision hereof prohibited or unenforceable in any respect.

                             (Page 73 of 252 Pages)

         9.13 Publicity. During the period through the Closing Date, Purchaser, Seller and their respective Affiliates shall consult before making any public announcements or public comments regarding this Agreement or the sale contemplated hereby, except as required by applicable Law.

         9.14 No Third Party Beneficiaries. This Agreement has been made for the sole benefit of Purchaser and Seller and shall not be construed to confer any benefit or rights upon, nor may it be enforced by, any other person, including any officer, director, employee, stockholder or creditor of the Purchaser or Seller.

                           [Signature Page to Follow]

                             (Page 74 of 252 Pages)

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first hereinabove written.

                                           TRANSMEDIA NETWORK INC.



                                           By: /s/ Gene M. Henderson
                                               ------------------------
                                           Name:  Gene M. Henderson
                                           Title: President and Chief
                                                  Executive Officer


                                           SIGNATURECARD, INC.



                                           By: /s/ Rodney E. Starmer
                                               ------------------------
                                           Name:  Rodney E. Starmer
                                           Title: Senior Vice President

                             (Page 75 of 252 Pages)

                                 AMENDMENT NO. 1

                                       TO

                                    AGREEMENT


         AMENDMENT No. 1, dated as of April 15, 1999 to the Asset Purchase Agreement, dated as of March 17, 1999 (the "Agreement"), by and between Transmedia Network Inc., a Delaware corporation and SignatureCard, Inc., an Indiana corporation.

         WHEREAS, the parties wish to amend Section 4.11 of the Agreement.

         NOW, THEREFORE, the parties agree as follows:

         1. Amendment to Section 4.11 of the Agreement. Section 4.11 of the Agreement is hereby amended by deleting the date "April 15, 1999" in the first line thereof and inserting in lieu thereof the date "April 30, 1999".

         2 Effect on Agreement. Except as expressly provided herein, the terms and conditions of the Agreement shall continue in full force and effect. From and after the date hereof, all references to the Agreement shall be deemed to mean the Agreement as amended by this Amendment.

         3. Counterparts. This Amendment may be executed in one (1) or more counterparts, each of which when executed shall be deemed to be an original, but all of which, taken together shall constitute one (1) and the same instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

         IN WITNESS WHEREOF, the parties have executed this Amendment or caused this Amendment to be executed as of the day and year first above written.

Transmedia Network Inc.                      SignatureCard, Inc.


By: /s/ Stephen E. Lerch                   By: /s/ Rodney E. Starmer
    -----------------------                    ------------------------
Name:  Stephen E. Lerch                      Name:  Rodney E. Starmer
Title: Executive Vice President and          Title: Senior Vice President
       Chief Financial Officer

                             (Page 76 of 252 Pages)

                                 AMENDMENT NO. 2

                                       TO

                                    AGREEMENT


         AMENDMENT No. 2, dated as of May 31, 1999, to the Asset Purchase Agreement, dated as of March 17, 1999 (the "Agreement"), by and between Transmedia Network Inc., a Delaware corporation, and SignatureCard, Inc., an Indiana corporation.

         WHEREAS, the parties wish to amend the Agreement.

         NOW, THEREFORE , the parties agree as follows:

         1. Amendment to Section 1.3(b) of the Agreement. Section 1.3(a) of the Agreement is hereby amended by deleting the word "two" in the fifteenth line thereof and inserting in lieu thereof the word "three".

         2. Amendment to Section 2.1(b) of the Agreement.

                  (a) Section 2.1(b)(xiii) of the Agreement is hereby amended by deleting the word "and" in the sixth line thereof.

                  (b) Section 2.1(b)(xiv) of the Agreement is hereby deleted and renumbered as Section 2.1(b)(xvi) thereof.

                  (c) Section 2.1(b) of the Agreement is hereby amended by adding subsections (xiv) through (xv) thereto which shall read as follows:

                  "(xiv) a duly executed counterpart of a Consent to Assignment, dated as of the Closing Date, made and given by Seller to Purchaser and RTR Funding LLC, substantially in the form of Exhibit G hereto;

                  (xv) a duly executed UCC-1 financing statement pertaining to the sale of the Rights-to-Receive and related rights and the assignment of the Seller's security interests with respect to the related Merchants by Seller to Purchaser substantially in the form of Exhibit H hereto; and"

         3. The reference contained in Section 5.1(e) to 2.1(b)(xiv) shall refer instead to Section 2.1(b)(xvi).


                             (Page 77 of 252 Pages)

         4. Amendment to Section 6.1(f) of the Agreement. Section 6.1(f) of the Agreement is hereby amended by deleting the date "May 31, 1999" in the second line thereof and inserting in lieu thereof the date "June 30, 1999".

         5. Amendment to Section 5.2(a) of the Agreement. Section 5.2(a) of the Agreement is hereby amended by (a) deleting the phrase "(as to those representations not so qualified)" in the third and fourth lines thereof and inserting in lieu thereof the phrase "(as to those representations qualified by materiality)" and (b) deleting the phrase "(as to those representations qualified by materiality)" in the fourth and fifth lines thereof and inserting in lieu thereof the phrase "(as to those representations not so qualified)".

         6. Amendment to Section 4.11 of the Agreement. Section 4.11 of the Agreement is hereby amended by adding thereto the following: Seller shall furnish to Purchaser, at Purchaser's sole cost and expense (which expense shall include all of Seller's out-of-pocket expenses incurred in connection with the following), (x) as soon as practicable following the Closing (but in no event later than 40 days following the Closing), copies of the unaudited balance sheets of Seller relating to the Assets and the Business as at June 30, 1999 and as at June 30, 1998, and the related unaudited statements of income and retained earnings, cash flows and changes in Parent's equity in division for the six-month periods ended June 30, 1999 and 1998, and (y) as soon as practicable following Purchaser's request therefor (but in no event later than 40 days thereafter), such additional financial information of a comparable nature of Seller relating to the Assets and the Business as at such dates and for such periods as Purchaser shall specify to permit its compliance with the rules and regulations of the Securities and Exchange Commission, in each case, together with a "review letter" from Arthur Andersen LLP, independent public accountants, satisfactory in form and substance to Purchaser, as to such interim financial statements and such other matters as Purchaser shall reasonably request. Seller agrees to cooperate fully (and to cause Arthur Andersen LLP to cooperate fully) with Purchaser, at Purchaser's sole cost and expense, to prepare and provide to Purchaser all such financial information as promptly, and in such form, as Purchaser shall request.

         7. Effect on Agreement. Except as expressly provided herein, the terms and conditions of the Agreement shall continue in full force and effect. From and after the date hereof, all references to the Agreement shall be deemed to mean the Agreement as amended by Amendment No. 1 and this Amendment.

         8. Counterparts. This Amendment may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

                            [Signature page follows]

                             (Page 78 of 252 Pages)

         IN WITNESS WHEREOF, the parties have executed this Amendment or caused this Amendment to be executed as of the day and year first above written.


                              TRANSMEDIA NETWORK INC.


                              By: /s/ Stephen E. Lerch
                                  ------------------------
                              Name:  Stephen E. Lerch
                              Title: Executive Vice President and
                                     Chief Financial Officer


                              SIGNATURECARD, INC.


                              By: /s/ Rodney E. Starmer
                                  ------------------------
                              Name:  Rodney E. Starmer
                              Title: Senior Vice President


                             (Page 79 of 252 Pages)

                                                                       Exhibit G



                              CONSENT TO ASSIGNMENT

         This Consent to Assignment (this "Consent") is made and given by SignatureCard, Inc., an Indiana corporation ("SignatureCard"), to Transmedia Network Inc. ("TMN"), a Delaware corporation, Transmedia Restaurant Company Inc. ("Restaurant"), a Delaware corporation, Transmedia Service Company Inc. ("Service"), a Delaware corporation (collectively, TMN, Restaurant and Service are the "Assignors"), and RTR Funding LLC, a Delaware limited liability company ("Assignee").

         A. SignatureCard and TMN have entered into that certain Asset Purchase Agreement, dated as of March 17, 1999, as amended by Amendment No. 1 thereto, dated as of April 15, 1999 and Amendment No. 2 thereto, dated as of May 31, 1999 (the "Asset Purchase Agreement"), pursuant to which SignatureCard has agreed to sell and TMN has agreed to acquire certain rights-to-receive and related security (collectively, the "Rights-to-Receive") and other assets of SignatureCard.

         B. TMN may assign some or all of its estate, right, interest, benefits, powers and privileges in respect of the Rights-to-Receive to Restaurant and/or Service.

         C. Assignee intends to purchase the Rights-to-Receive from one or more of the Assignors pursuant to a Receivables Purchase Agreement, among Assignors and Assignee (the "Receivables Purchase Agreement").

         D. It will be a condition to Assignee's obligations under the Receivables Purchase Agreement that, pursuant thereto, Assignors shall have collaterally assigned all of their estate, right, title, interest, benefits, powers and privileges in respect of the Rights-to-Receive to Assignee and that SignatureCard shall have consented to such assignment.

         NOW, THEREFORE, SignatureCard hereby consents and agrees to the terms of the Assignment and further agrees as follows:

         1. Acknowledgments, Confirmations and Agreements. SignatureCard acknowledges, confirms and agrees that as of the date hereof: (i) it has all requisite corporate power and authority to execute and deliver this Consent and
(ii) the execution and delivery of this Consent by SignatureCard has been duly authorized by all necessary corporate action and does not require any additional approvals or consents or any other action by or any notice to or filing with any person, including, without limitation, any governmental entity.


                             (Page 80 of 252 Pages)

         2. Consent. SignatureCard consents to the assignment by the Assignors of all of their estate, right, title, interest, benefits, powers and privileges in respect of the Rights-to-Receive.

         3. Continuing Obligations. The execution and delivery of an assignment to the Assignee on the part of one or more of the Assignors shall not impair or diminish any obligations of TMN or SignatureCard under the Asset Purchase Agreement, shall not impose on the Assignee (or its designee) any such obligations and shall not impose any additional obligations on SignatureCard.

         4. Acknowledgment of Section 1.3(a)(iii) of the Asset Purchase Agreement. The parties hereto acknowledge that the Credit Agreement dated as of June 30, 1999 between Transmedia Network Inc. and The Chase Manhattan Bank, as lender, and the receivables transfer agreement to be entered into by some or all of the Assignors, the Assignee, Park Avenue Receivables Corporation, The Chase Manhattan Bank, and certain other parties will be "financing arrangements" as such term is used in Section 1.3(a)(iii) of the Asset Purchase Agreement.

                  IN WITNESS WHEREOF, the parties have executed this Consent or caused this Consent to be executed as of the day and year first above written.


                                            SIGNATURECARD, INC.


                                            By:
                                                -------------------------
                                            Name:
                                            Title:


                             (Page 81 of 252 Pages)